Exhibit 10.35

DEMISE CHARTER

between

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,

NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee of the

GTC CONNECTICUT STATUTORY TRUST,

Shipowner,

and

GULFCOAST TRANSIT COMPANY,

Charterer.

Dated as of December 21, 2001

of the United States Flag

dry-bulk cargo vessels named

BARBARA KESSEL, Official No. 583310

GAYLE EUSTACE, Official No. 587045

PEGGY PALMER, Official No. 641530

MARY TURNER, Official No. 646730

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DEMISE CHARTER

DEMISE CHARTER dated as of December 21, 2001 between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee of the GTC CONNECTICUT STATUTORY TRUST, a Connecticut statutory trust, as Shipowner, and GULFCOAST TRANSIT COMPANY, a Florida corporation, as Charterer.

W I T N E S S E T H:

WHEREAS, Shipowner is the documented owner of the following United States flag dry-bulk cargo marine transportation assets:

(a) the BARBARA KESSEL, a 7,200 horsepower integrated blue-water tug-barge unit, built in 1977, Official No. 583310;

(b) the GAYLE EUSTACE, a 36,686 short-ton cargo capacity integrated blue-water barge, built in 1977, Official No. 587045;

(c) the PEGGY PALMER, a 37,700 short-ton cargo capacity blue-water barge, built in 1981, Official No. 641530;

(d) the MARY TURNER, a 42,800 short-ton cargo capacity blue-water barge, built in 1982, Official No. 646730; and

WHEREAS, commencing on the first day of the Term, Shipowner wishes to demise charter the Vessels to Charterer and Charterer wishes to demise charter the Vessels from Shipowner, in each case subject to and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, commencing on the first day of the Term, Shipowner agrees to let and demise and Charterer agrees to hire and demise charter, subject to and on the terms and conditions hereinafter set forth, the Vessels.

ARTICLE 1

Definitions

The capitalized terms used herein which are defined in, or by reference to, Schedule A attached hereto and made a part hereof, shall have the meanings specified in said Schedule A unless the context otherwise requires.

ARTICLE 2

Delivery and Acceptance of the Vessels

(a) Notwithstanding any other provision of this Demise Charter, concurrently with the acquisition of the Vessels by Shipowner from Seller, subject only to Shipowner having on such day the legal ability to deliver possession of the Vessels free and clear of all Liens (other than Permitted Liens), Shipowner shall be deemed to have tendered, and Charterer shall be deemed to have accepted, at such time on such date, delivery of the Vessels under this Demise Charter “as is, where is” in whatever condition it may be, AND IT IS AGREED THAT SHIPOWNER MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO TITLE TO, AS TO THE DESIGN, CONDITION, MERCHANTABILITY OR SEAWORTHINESS OF, AS TO THE QUALITY OF THE MATERIAL, EQUIPMENT OR WORKMANSHIP IN, OR AS TO THE CONSUMABLE STORES ON BOARD, THE VESSELS, OR AS TO THE FITNESS OF THE VESSELS FOR ANY PARTICULAR PURPOSE OR ANY PARTICULAR TRADE, OR ANY OTHER WARRANTY OR REPRESENTATION WHATSOEVER (except Shipowner represents and warrants only that at all times during the Term it will possess title to each Vessel transferred to it by Seller on the Closing Date free and clear of all Shipowner’s Liens other than the Permitted Lien constituted by this Demise Charter), it being agreed that all such risks (except for Shipowner’s Liens) arising prior to or during the Term, as between Shipowner and Charterer, are to be borne by Charterer. Charterer’s acceptance of the Vessels under this Demise Charter, as provided in this Article 2(a), shall confirm and be conclusive evidence, as between Shipowner and Charterer, that the Vessels have been accepted by Charterer and are in compliance with all requirements of this Demise Charter, and Charterer will not assert any claim of any nature whatsoever against Shipowner or the Vessels (except as to Shipowner’s Liens) based on any of the foregoing matters in this Article 2(a).

(b) Upon delivery of the Vessels to Charterer hereunder, the Vessels shall be documented in the name of Shipowner under the laws and flag of the United States with coastwise endorsement.

ARTICLE 3

Use and Operation of the Vessels

(a) Charterer shall have full use of the Vessels and may employ the Vessels operating between safe ports and safe berths worldwide, in any lawful trade and carrying such lawful dry-bulk cargoes for which the Vessels are suitable, subject to Institute Warranties and Clauses, provided, however, that (w) no Vessel shall carry any Excluded Cargoes, (x) no Vessel shall be operated in any manner contrary to the applicable laws and regulations of the United States or the jurisdiction in which it is operating (other than operation in innocent passage) except to the extent that any non-compliance therewith is not material and does not involve any risk of forfeiture, arrest, detention or the loss of use of such Vessel, or in any manner which can or may injuriously affect the documentation thereof under such laws and regulations, or in any area in which the insurance required by the terms of Article 9 shall not be in full force and effect, (y) no Vessel shall be operated in the territorial waters of any jurisdiction that at the time does not recognize the rights of United States flag vessels, and (z) no Vessel shall be operated in a manner inconsistent with, or which jeopardizes, its privileges to engage in the United States coastwise trade.

(b) So long as no Event of Default shall have occurred and be continuing, Charterer shall be entitled to quiet use and enjoyment of the Vessels in accordance with this Demise Charter and shall have exclusive possession and control of the Vessels and shall man, victual, navigate and operate the Vessels at its own expense or by its own procurement throughout the Term. As between Shipowner and Charterer, the master, officers and crew of each of the Vessels shall be engaged and employed by Charterer (directly or by its duly authorized agent) and shall remain Charterer’s servants, navigating and working the Vessels on behalf of and at the risk of Charterer. Shipowner shall not have any interest in salvage moneys earned by the Vessels or received by Charterer during the Term. Charterer shall pay all port charges, pilotages, and all other costs, charges and expenses whatsoever incident to the documentation, use, operation, maintenance and repair of the Vessels during the Charter Period and until the Vessels have been redelivered to Shipowner at the expiration of the Charter Period free of Liens (other than Shipowner’s Liens) and in all respects in the condition required by the Demise Charter.

(c) Charterer shall without expense to Shipowner, throughout the Charter Period maintain the documentation of the Vessels under the laws and flag of the United States with coastwise endorsement in the name of Shipowner, and Shipowner shall upon the request of Charterer execute such documents and furnish such information as Charterer may reasonably require to enable Charterer to maintain such documentation. The Vessels shall, and Charterer covenants that it shall, at no expense to Shipowner, at all times during the Term comply with all applicable laws, treaties and conventions in effect from time to time and rules and regulations issued thereunder applicable to the jurisdictions in which the Vessels are operating (other than operation in innocent passage) except to the extent that any non-compliance therewith is not material and does not involve any risk of forfeiture, arrest, detention or the loss of use of any Vessel, including particularly, but without limitation by this enumeration, the International Convention for Safety of Life at Sea, 1960, as amended, and all applicable laws, rules and regulations administered by the Maritime Administration, the United States Coast Guard, the

Customs Service, the Treasury Department, the Federal Communications Commission, the Public Health Service, the Environmental Protection Agency and any other United States, state, or foreign nation agency having jurisdiction in connection with the use, control, operation and maintenance of the Vessels, or their respective successors, and Charterer covenants that it will have on board each Vessel, when required thereby, valid certificates showing compliance therewith. Charterer shall establish and maintain financial security or responsibility in respect to oil or other pollution damage as required by any government, or any division or authority thereof, to enable the Vessels, without delay, penalty or charge, lawfully to enter, remain at, or leave any port or place. Charterer covenants that it will not suffer or permit anything to be done which might injuriously affect the documentation of any Vessel under the laws and regulations of the United States and will not abandon any Vessel in a foreign port (unless there shall have been an actual or constructive total loss or agreed or compromised total loss of such Vessel), or engage in any unlawful trade or violate any law or regulation or carry any cargo that may expose any Vessel to penalty, forfeiture or seizure. Shipowner hereby represents that it presently meets the requirements of law so that the Vessels are eligible for documentation under United States flag pursuant to Title 46, United States Code (“U.S.C.”), Section 12106(e) and the regulations related thereto. Charterer hereby represents that it meets and covenants that it will meet, or will use its best efforts to meet, at all times throughout the Charter Period and upon any redelivery of the Vessels to Shipowner as required by this Demise Charter, the requirements of law so that the Vessels are eligible for documentation and operation under United States flag pursuant to Title 46 U.S.C. Section 12106(e) and the regulations related thereto and Charterer further represents and covenants that it is and, so long as the same shall be necessary to maintain the documentation of the Vessels under the laws and flag of the United States and to operate the Vessels in the coastwise trade of the United States, will be, or will use its best efforts to be, a citizen of the United States within the meaning of Section 2 of the Shipping Act.

ARTICLE 4

Maintenance of Classification and Repairs

(a) Charterer shall be charged with full responsibility for maintenance and repair of the Vessels throughout the Charter Period in a manner consistent with its current maintenance and repair program as of the date hereof, and shall at all times during the Charter Period, without expense to Shipowner, maintain and preserve the Vessels in good condition, working order and repair, ordinary wear and tear only excepted, so that the Vessels shall be throughout the Charter Period, insofar as due diligence can make them so, tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in every respect seaworthy and in good operating condition, including without deterioration of external coatings on the Vessels that would allow for corrosion or deterioration of the Vessels’ steel (except for such corrosion or deterioration as may ordinarily be present at the end of a maintenance cycle notwithstanding the satisfactory performance of scheduled maintenance, including with respect to exterior coatings). Charterer shall at all times during the Charter Period maintain the Vessels so as to entitle them to the highest classification and rating of the Classification Society for vessels of the same age and type, submitting the Vessels to all required surveys of the Classification Society, and annually, during each year of the Charter Period, shall furnish to Owner Participant reproduced copies of all annual certificates with respect to each of the Vessels issued by the Classification Society, dated within the previous thirty (30) days, and, promptly upon receipt by Charterer, copies of all other certificates as may from time to time be issued by the Classification Society with respect to any Vessel. During the Charter Period all repairs or changes necessary to cause the Vessels to comply with the requirements and recommendations of the Classification Society, including changes or additions to such requirements, shall be for Charterer’s account.

(b) During the Charter Period the Vessels shall be repaired and overhauled by Charterer whenever reasonably necessary. During the Charter Period the Vessels shall likewise be dry-docked, cleaned and the bottom painted by Charterer whenever reasonably necessary and, in any event, whenever required by applicable regulations of the United States Coast Guard or any other state or federal agency having jurisdiction. Charterer shall give Owner Participant written notice of each proposed dry-docking or surveying (pursuant to this Article 14 or otherwise occurring) thirty (30) days in advance if practicable, but otherwise so long in advance as may be practicable under the circumstances, in order that Owner Participant may, if it so desires, have a representative present at such dry-docking or surveying and otherwise inspect the Vessels at Owner Participant’s expense.

(c) Subject to any applicable laws and regulations, Owner Participant or its authorized representatives shall have the right at reasonable times, on reasonable notice, to inspect or survey any Vessel, if it is then in port, in order to ascertain its condition and to satisfy itself that such Vessel is being properly repaired and maintained in accordance with this Article 4, but inspection in drydock shall be made only when a Vessel shall be in drydock under the provisions of Article 4(b). Any such inspection shall be at the expense of Owner Participant, except to the extent such inspection is undertaken as a result of an Event of Default and the costs and expenses thereof are payable by Charterer pursuant to Article 15 of the Demise Charter. Any such inspection by Owner Participant shall not delay any Vessel in the prosecution of any voyage or interfere with the normal operation of such Vessel; provided, however, that (i) any such visit or inspection shall be subject to applicable laws and regulations governing the operation of the Vessels, and (ii) Charterer shall not be responsible to Owner Participant or any of its employees, representatives or agents, and Owner Participant shall release Charterer from any and all liability to Owner Participant or any personal injury to its employees, representatives or agents suffered in connection with such visit or inspection. During the Charter Period, Charterer shall make, or cause to be made, all such repairs, without expense to Shipowner or Owner Participant, as such inspection or survey may show to be reasonably required in order to meet the requirements of this Article 4, consistent with such repairs as may be required by the Classification Society, the Vessels’ insurers, the USCG or any other governmental agency having jurisdiction over the Vessels. Charterer shall (x) permit Owner Participant or its authorized representatives, to inspect any Vessel’s logs and papers and make copies thereof whenever requested, on reasonable notice and in a manner that does not interfere with the normal operation of the Vessels, and (y) furnish Owner Participant with full information (including, without limitation, any survey reports) regarding any casualties or other accidents or physical damage to the Vessels or other property, or to any person, involving an amount in excess of $250,000.

(d) Shipowner shall have no responsibility for maintenance or repair of the Vessels during the Charter Period, except for the application, in accordance with Articles 9 and 11, of insurance proceeds actually received by Shipowner.

ARTICLE 5

Use of Stores and Equipment

(a) Charterer may, without additional payment to Shipowner, use and consume such fuel, diesel oil, fresh water, lubricating oil, greases and consumable stores belonging to Shipowner as may be on board the Vessels on the Closing Date and, upon Redelivery, all fuel, diesel oil, fresh water, lubricating oil, greases and consumable stores as may be left on board at that time shall be the property of Shipowner.

(b) Charterer shall have the use, without additional payment to Shipowner, of all outfit, equipment (including cabin, crew and galley equipment), furniture, furnishings, appliances, spare and replacement parts and non-consumable stores belonging to Shipowner as shall have been on board the Vessels on the Closing Date. Charterer shall from time to time during the Term replace at its sole expense any items of equipment so damaged or worn as to be unfit for use, in such manner as shall not diminish the value of the Vessels.

(c) Charterer shall provide, without expense to Shipowner, such additional outfit, furniture, furnishings, appliances, spare and replacement parts, tools and stores as may be required by Charterer for the operation of the Vessels. Such additional property so provided shall not become part of the Vessels but shall remain the property of Charterer and, unless Shipowner shall otherwise agree, Charterer shall remove the same, without expense to Shipowner, at or before Redelivery and each Vessel shall be restored prior to Redelivery to the condition she would have been in if such property had not been installed.

ARTICLE 6

Charterer’s Changes, Installation of

Equipment and Removal of Parts

(a) Modifications.

(i) Structural Modifications. During the Term, Charterer will not make any substantial structural changes or alterations in any Vessel without the prior written consent of Shipowner, which consent shall not be unreasonably withheld or delayed. For purposes of this Article 6(a), “substantial structural changes or alterations” means any change or alteration which costs more than $1,000,000 and shall not include any steel renewal in respect of any Vessel.

(ii) Alterations and Restoration. Subject to the Redelivery and maintenance provisions of this Demise Charter, Charterer may at any time alter or remove items of equipment on the Vessels, or may fit additional items of equipment; provided Charterer absorbs the cost and time of such alterations and refitting and restoring the Vessels to original condition before re-delivery of the Vessels. Such changes shall not be made without the appropriate approval of the Classification Society and the USCG and any other relevant certifying authorities.

(iii) Replacements. Charterer shall from time to time during the Demise Charter, at its own cost and expense, replace such items of equipment on the Vessels as shall be so damaged or worn as to be unfit for use.

(iv) Required Modifications. Subject to Article 6(d) below, Charterer, at its expense, shall make all Modifications required by any applicable law or governmental action.

(b) Title to Modifications. Title to each Modification shall vest as follows:

(i) in the case of each Non-Severable Modification, whether or not Owner Participant shall have provided or arranged financing (in whole or in part) of the cost of such Modification, Shipowner shall, without further act, effective on the date such Modification shall have been incorporated into any Vessel, acquire title to such Modification;

(ii) in the case of each Severable Modification that it is not required by applicable United States law or governmental action, Charterer shall retain title to such Modification;

(iii) in the case of Severable Modifications required by applicable United States law or governmental action, title to such Modifications shall immediately vest in Shipowner at no cost to Shipowner and without further action by Charterer; provided, however, that Charterer shall take such actions as may be reasonably required by Owner Participant to evidence the transfer of title; and

(iv) unless Charterer has then purchased the Vessels, title to all Severable Modifications which was vested in Charterer pursuant to clause (ii) which remain in or on the Vessels upon Redelivery shall vest automatically in Shipowner as of such date without the payment of any sum; provided, however, that Charterer’s failure to remove any such Severable Modification prior to Redelivery shall not cause or result in such reversion of title so long as (x) Charterer has given Shipowner notice of its intent to remove such Modification, such notice specifying the Modification or Modifications being removed, and (y) such failure to remove prior to Redelivery is caused by Shipowner’s failure to cooperate with Charterer’s actions to remove such items.

Immediately upon title to a Modification vesting in Shipowner pursuant to subparagraphs (i) or (iii) of this Article 6(b), such Modification shall, without further act, become subject to this Demise Charter and be deemed part of the Vessels for all purposes hereof. Modifications title to which remains in Charterer pursuant to subparagraph (ii) of this Article 6(b) shall not be deemed a part of the Vessels.

(c) Removal of Property.

(i) Subject to compliance, in all material respects, with applicable law and so long as no Event of Default shall have occurred and be continuing, Charterer may, prior to Redelivery, remove any Severable Modification to which Charterer shall have title as provided in this Article 6, provided, that Charterer, at its expense and prior to Redelivery, shall repair any damage to any Vessel (or any part thereof) caused by such removal and shall restore any diminishment in the value, utility or remaining useful life of any Vessel caused by such removal (as compared to the value, utility or remaining useful life of such Vessel if such Severable Modification had not been made).

(ii) If any Part is removed from any Vessel for the purpose of replacement thereof with another Part, title to such removed Part shall remain the property of Shipowner, no matter where such removed Part is located, until such time as the Part constituting a replacement thereof shall have been incorporated into such Vessel, at which time, without further act, title to such removed Part shall vest in Charterer or such Person as shall be designated by Charterer, and such property shall not thereafter be part of the such Vessel. Each such replacement Part shall be free and clear of all Liens (other than Permitted Liens), shall upon installation become a part of the Vessels (with title thereto vesting in Shipowner), and shall be in as good operating condition as, and shall have a value, utility and remaining useful life at least equal to, that of the Part removed, it being assumed for purposes of this sentence that such removed Part was in the condition and state of repair required by Article 6(e).

(d) Contest of Requirements of Law. If, with respect to any requirement of applicable law or any governmental action (i) Charterer is contesting diligently and in good faith by appropriate proceedings such requirement of applicable law or governmental action, or (ii) compliance with such requirement or governmental action shall have been excused or exempted by a valid nonconforming use permit, waiver, extension or forbearance exempting Charterer from such requirement or governmental action, or (iii) Charterer shall be making a good faith effort and shall be diligently taking appropriate steps to comply with such requirement or governmental action, then the failure by Charterer to comply with such requirement or governmental action shall not constitute an Event of Default hereunder; provided, however, that such contest or noncompliance does not involve (A) any danger of criminal liability being imposed on any Indemnified Party, or (B) any material risk of (1) the imminent arrest or sale of, or the creation of any Lien (other than a Permitted Lien) on any Vessel, or (2) material civil liability being imposed on any Indemnified Party. Charterer shall provide Owner Participant with notice of any contest of the type described in clause (i) above in detail sufficient to enable Owner Participant to ascertain whether such contest may have any adverse effect of the type described in the above proviso. If such contest shall not be resolved to the satisfaction of Shipowner prior to the end of the Charter Period, then Charterer shall be obligated to continue such contest until it has been so resolved or Charterer shall have complied at its expense with the requirement so contested.

(e) Charterer will maintain or cause to be maintained the Vessels’ machinery and equipment in compliance with manufacturer’s recommendations and specifications and the requirements of the Classification Society, the USCG and any other governmental authorities having jurisdiction over the Vessels and their equipment.

(f) In each case in compliance with applicable laws, Charterer shall have the right to paint the Vessels in its own colors, to name and rename the Vessels (and Shipowner will, at Charterer’s sole cost and expense, on Request execute such documents as shall be required to effect any such change of name), to install and display its stack insignia and to fly its house flag, all without expense to Shipowner, and Charterer shall remove such flag and insignia, without expense to Shipowner, prior to Redelivery.

(g) Charterer shall permit no Modification of any Vessel that results in a diminishment of the value, utility or remaining useful life of such Vessel.

ARTICLE 7

Liens and Mortgages

(a) Charterer covenants that it will, at all times, at its own cost and expense, warrant and defend Shipowner’s title to the Vessels and all components thereof during the Charter Period, and all right, title and interest of Shipowner in, to and under any charter assignment, insurances assignment or other assignment given by Charterer to Shipowner in connection with this Demise Charter or the Vessels, and in any way relating to any thereof, against the claims, liens and demands of all Persons, which obligation shall survive Redelivery and termination of this Demise Charter; provided, however, that Charterer shall not have any responsibility in respect of Shipowner’s Liens.

(b) Without prejudice to the rights of Shipowner under Article 14, neither Charterer, the master of any Vessel, nor any other Person has or shall have any right, power or authority, without the prior written consent of Shipowner, to create, incur or permit to be placed or imposed upon any Vessel any mortgage, lien, charge or other encumbrance whatsoever other than Permitted Liens, nor shall Shipowner have any right, power or authority so to do. During the Term, Charterer agrees to carry a true copy of this Demise Charter with the ship’s papers on board each of the Vessels and to exhibit the same on demand to any Person having business with the Vessels which may give rise to a maritime lien upon the Vessels, and on demand to any representative of Shipowner. Charterer shall also place and keep prominently exhibited in the master’s cabin and the chart room of each of the Vessels, or at another appropriate place or places on board the Vessels, a printed notice which will be substantially in the following form:

“NOTICE OF DEMISE CHARTER

This Vessel is owned by GTC Connecticut Statutory Trust, a Connecticut statutory trust, acting by and through State Street Bank and Trust Company of Connecticut, National Association, as trustee (“Shipowner”), and is under demise charter to Gulfcoast Transit Company, a Florida corporation (“Charterer”).

Under the terms of said demise charter, neither Charterer, any other charterer, the master or agent of this Vessel nor any other person (other than Shipowner) has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel any lien whatsoever other than Permitted Liens as defined in said demise charter, including liens for wages of a stevedore when employed directly by Charterer or the operator, master or agent of this Vessel, for wages of the crew in respect of this Vessel, or for general average, or for salvage (including contract salvage).”

(c) If a libel shall be filed against any Vessel, or if any Vessel shall be otherwise levied upon or taken into custody by virtue of proceedings in any court or tribunal in any country or nation of the world or by any governmental or other authority because of any liens or claims (other than Shipowner’s Liens), Charterer shall, without expense to Shipowner, cause such Vessel to be released within twenty (20) Business Days and any such claims or liens to be discharged when such claims or the obligations or charges secured by such liens are due and payable and are not being contested in good faith by appropriate proceedings. In the event any Vessel is levied upon or taken into custody or detained by any authority whatsoever, Charterer agrees forthwith to notify Shipowner thereof by telefax, telegram or telex, confirmed by letter.

(d) Notwithstanding the provisions of this Article 7, in the event any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other authority and shall not be released from arrest or detention within twenty (20) Business Days from the date of arrest or detention, Shipowner shall be at liberty to apply for and receive possession of and to take possession in such proceeding of such Vessel (subject however to this Demise Charter) and to protect its right, title and interest as owner in such Vessel with all the rights and powers that Shipowner might have, possess and exercise in any such event. If such arrest or detention is such that under this Article 7 Charterer is required to defend any Vessel there against, then all expenses incurred by Shipowner pursuant to the foregoing sentence shall constitute a debt due from Charterer to Shipowner, but Shipowner shall not be obligated to take the action authorized by the foregoing sentence.

ARTICLE 8

Risk of Loss

Subject to the provisions of Articles 6, 7, 11, and 12 hereof, Charterer shall bear the entire risk of loss and damage to the Vessels or any of their component parts during the Charter Period. Notwithstanding the foregoing sentence, in no event shall Charterer’s obligation to Shipowner in respect of the loss of or damage to any Vessel, or in respect of any Event of Default, be in excess of the amount in dollars which Charterer would be obligated to pay to Shipowner pursuant to Article 11 upon the occurrence of an Event of Loss, or Article 15 upon the occurrence of an Event of Default, as the case may be.

ARTICLE 9

Insurance

(a) Charterer shall, without expense to Shipowner, provide and maintain insurance on or with respect to the Vessels and the operation thereof during the Charter Period as follows:

(1) At its own expense, Charterer shall procure and maintain or cause to be procured and maintained full marine navigating risk hull and machinery insurance, and increased value or other forms of total loss only insurance, and shall also procure and maintain or cause to be procured and maintained marine war risk navigating hull and machinery insurance and increased value or other forms of total loss only insurance. While any Vessel is laid up, in lieu of the aforesaid coverage, port risk hull and machinery insurance may be taken out on such Vessel by Charterer. The foregoing insurance shall be in aggregate amounts equal to the Vessel’s Lessor’s Cost as of the date hereof and for the first year of the Term, and thereafter at all times in an amount not less than the Stipulated Loss Value of the Vessel at such time. The foregoing insurance may provide for a deductible amount approved by Shipowner but no consent or approval of Shipowner shall be required for a deductible amount of up to $1,000,000 with respect to any one accident, occurrence or event.

(2) At its own expense, Charterer shall procure and maintain or cause to be procured and maintained marine and war risk full form protection and indemnity coverages, including coverage against liability for property damage to third persons (including liability to any governmental authority or other person with respect to pollution liability) and personal injury or death to any person arising out of the maintenance, use, operation and ownership of the Vessels, cargo damage or loss, and wreck removal in such amounts as are usually carried by prudent shipowners for similar vessels engaged in the same or similar trades as Charterer; provided, however, that in no event shall the per occurrence and aggregate limit of such insurance be less than $75,000,000 (subject to a deductible or self-insured retention not in excess of $1,000,000 unless Shipowner shall otherwise consent in writing). Such liability insurance shall name each of Shipowner, Charterer and Other Interested Persons as insureds, as their respective interests may appear, but without recourse to Shipowner or Other Interested Persons for the payment of premiums, commissions, assessments or advances (or if such coverage be effected by entry in a Protection and Indemnity Club, for payment of calls or assessments). Such insurance shall include a waiver of subrogation against Charterer, Shipowner, and Other Interested Persons.

(3) Charterer shall procure and maintain or cause to be procured and maintained Innocent Owners Protection policies or endorsements naming Shipowner as sole loss payee in the event of loss or damage to any Vessel, subject to no defense based on breach of warranty or failure of condition by Charterer or any other Person, in the same amounts and subject to the same deductibles provided for in Article 9(a)(1).

(b) All policies of insurance (other than those relating to protection and indemnity and/or other third party liability risks) shall be taken out in the names of Shipowner and Charterer, and Other Interested Persons as named insureds or additional named insureds as their interests may appear, and the policies shall provide that (or operate so that) there shall be no recourse against Shipowner or Other Interested Persons for the payment of premiums, commissions, assessments or advances and shall provide for at least thirty (30) days’ prior written notice to be given by insurers or underwriters (or by Charterer’s marine insurance broker on behalf of insurers or underwriters) to Charterer and Shipowner in the event of cancellation for nonpayment of premium or other material adverse change in the terms of coverage and, to the maximum extent that the insurers or underwriters or other entities affording coverage thereunder will agree so to do, of non-renewal or other cancellation of the applicable policy.

(c) All policies of insurance shall provide that losses thereunder shall be payable to the named insured or additional named insureds as their interests may appear; provided, however, that such policies of insurance may provide that:

(1) any loss under any insurance on the Vessels with respect to protection and indemnity risks or other liability insurance may be paid (x) directly to the Person to whom any liability covered by such insurance has been incurred or (y) to the extent Charterer has paid the loss, damage or expense covered by such insurance to the Person referred to in clause (x), directly to Charterer to reimburse it for such payments made by Charterer, provided, however, that the insurers or underwriters and Shipowner (I) shall have first received evidence that the liability insured against has been discharged or is being discharged simultaneously with such payment and (II) shall not in the case of payments to Charterer under clause (y) above be paid to Charterer after the insurers or underwriters shall have received written notice from Shipowner of the occurrence of an Event of Default or, if having received such notice, have been notified by Shipowner in writing that such Event of Default has been cured or waived;

(2) in case of any loss (other than a loss covered by clause (1) above or a loss which is an Event of Loss) under any insurance with respect to any Vessel involving any damage to such Vessel, the insurers or underwriters may (x) pay directly for the repair or other charges or losses involved, unless the insurers or underwriters have received written notice from Shipowner of the occurrence of an Event of Default (which notice has not been modified or withdrawn by Shipowner as a result of the cure or waiver thereof) or (y) unless the insurers or underwriters have received written notice from Shipowner of the occurrence of an Event of Default, make payment directly to Charterer as reimbursement if Charterer shall have first repaired the damage and paid the cost thereof and paid the costs or other charges or losses involved, and the insurers or underwriters and Shipowner shall have received evidence of such repair and payment or that such payment will be made simultaneously with the payment by the insurers or underwriters;

(3) in the event of an Event of Loss, accident, occurrence or event resulting in an actual or constructive total loss of any Vessel, Charterer shall have the right to declare and claim for a constructive total loss of such Vessel and to require that Shipowner accede to or join in such claim, and if (i) such claim is accepted by all insurers or underwriters under all applicable policies then in force as to the Vessel under which payment is due for such total loss, and (ii) payment in full is made under such policies, then Charterer shall have the right at its election, and Shipowner the obligation, to abandon such Vessel to the insurers or underwriters under such policies, with the insurers or underwriters’ approval, free from the lien of this Demise Charter and any Shipowner’s Liens, and upon payment to Shipowner of the amounts referred to in Article 11(a) Charterer’s obligation to pay further Charter Hire hereunder shall terminate; provided that, no such declaration and/or abandonment shall be effected by Charterer without Shipowner’s consent if the proceeds payable under such policies in respect of such Event of Loss shall aggregate less than the Stipulated Loss Value of such Vessel applicable at the time of such loss; and

(4) in the event of an accident, occurrence or event of damage to any Vessel not constituting an Event of Loss or resulting in liability to persons other than Charterer or Other Interested Person, Charterer shall have the right, but only with prior written consent of Shipowner, to enter into an agreement or compromise with insurers or underwriters providing for an agreed or compromised total loss of such Vessel.

(d) In the event that a claim is made against any Vessel for loss, damage or expense which is covered by insurance, and it is necessary for Charterer to obtain a bond or to supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of such claim, Shipowner agrees on request of Charterer to assign to any Person executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of Shipowner in and to such insurance or proceeds therefrom covering such loss, damage or expense as collateral security to indemnify against liability under such bond or other agreement.

(e) Charterer shall, without expense to Shipowner, have the right, duty and responsibility to make all proofs of loss and take any and all other steps necessary to effect collections from insurers or underwriters for any loss under any insurance on or with respect to the Vessels or the operation thereof, including the right to effect compromises of claims against insurers; provided, however, that such compromises, if materially at variance from the amount of any claim in excess of $1,000,000, shall be subject to the prior written approval of Shipowner. Shipowner shall cooperate, at Charterer’s expense, in making all proofs of loss and shall take all other reasonable steps necessary to effect collection from insurers or underwriters.

(f) The insurance provided and maintained on or with respect to the Vessels or the operation thereof in accordance with this Demise Charter shall be on such forms of policies or other evidence thereof (except in the case of protection and indemnity coverage) published by the American Institute of Marine Underwriters, the International Underwriting Association of London (IUA), and/or such other forms of policies approved by Shipowner, insuring the Vessel against the usual risks covered by such forms as is customary at the time for U.S. flag vessels of similar size, type, age and trade. The forms of policies or entries effecting protection and indemnity coverage shall be satisfactory to Shipowner. Notwithstanding the foregoing, Shipowner may require changes if such changes are necessary to comply with requirements of or to insure against liabilities created or increased by law (including those arising by reason of a change, modification, or amendment thereof, or any judicial or administrative decisions relating thereto) or regulations of the United States or the government of any state, territory, or possession thereof or of any nation or other place where the Vessels may be operating (except in innocent passage) or the laws of which may otherwise apply.

(g) Charterer will procure and maintain or cause to be procured and maintained all insurance required under this Demise Charter with sound and reputable marine insurance companies, underwriters’ associations or syndicates, protection and indemnity associations that are members of the International Group of Protection and Indemnity Clubs, or underwriting funds approved by Shipowner (which approval shall not be unreasonably withheld). All insurance provided under this Article 9 shall be primary (with respect to co-insurance clauses or other applicable insurance clauses, but not with respect to insurance procured and maintained by Charterer) and shall not require contribution from Shipowner, Charterer or any Other Interested Person.

(h) Charterer shall deliver to Shipowner the originals or certified copies of the cover notes evidencing the insurance required to be provided and maintained pursuant to this Demise Charter. Charterer shall also deliver copies of all insurance policies (as soon as available) upon receipt of a written request by Shipowner and, if applicable, Protection and Indemnity Club Certificates of Entry and applicable club rules. A certificate of insurance, cover note, binder, or confirmation of coverage and any other available evidence of insurance, shall be provided by Charterer to Shipowner and Owner Participant not less than ten (10) days in advance of each renewal.

(i) Nothing in this Article 9 shall prohibit Shipowner from placing, at Shipowner’s expense, insurance on or with respect to the Vessels or the operation thereof in an amount exceeding the amount required to be carried or maintained by Charterer pursuant to Article 9(a), or against risks not required to be covered pursuant to Article 9(a), unless such insurance would conflict with or otherwise limit the insurance to be provided or maintained by Charterer in accordance with Article 9(a) or carried or proposed to be carried by Charterer in accordance with this Article 9(i). Charterer agrees, upon receipt of a request of, and payment of the premium therefor (and other associated costs) by, Shipowner, to apply for and carry any insurance permitted to be carried by Shipowner pursuant to the preceding sentence, to the extent such insurance is available, with Shipowner named as the sole loss payee. Shipowner agrees, upon the placing of any such insurance, to furnish Charterer promptly with copies of all Policies relating to such insurance. Nothing in this Article 9 shall prohibit Charterer from placing any additional insurance Charterer desires, at Charterer’s expense, on or with respect to the Vessels or the operation thereof, unless such insurance would conflict with or otherwise limit the insurance to be carried or maintained by Charterer in accordance with Article 9(a). Charterer agrees, upon the placing of any such insurance, to furnish Shipowner promptly with copies of all Policies relating to such insurance. The benefit of any insurance permitted by the first or fourth sentence of this Article 9(i) shall inure to benefit of the party at the expense of which such insurance is procured. Any such additional insurance procured pursuant to this Article 9(i) shall provide, or shall operate as if it provided, for a waiver of subrogation, if procured by Shipowner, against Charterer (and to the extent available against their respective Affiliates, officers, directors and employees) and if procured by Charterer against Shipowner.

(j) Unless an Event of Default has occurred and is continuing, Charterer shall have the right to prosecute claims against third parties for (i) damage to any Vessel, (ii) personal injuries, or (iii) other claims, losses or damages, for which Charterer or Shipowner has been named as a defendant or held liable, where necessary in the name of Shipowner.

(k) Charterer shall secure the agreement of its marine insurance broker to advise Shipowner and Owner Participant promptly of nonpayment of premium, material adverse changes in the terms of coverage, or cancellation or non-renewal of policies providing required coverages hereunder.

ARTICLE 10

Term of Demise Charter and Charter Hire

(a) This Demise Charter shall remain in effect until, and shall terminate at, the end of the Charter Period. Charterer shall, however, provided no Event of Default shall have occurred and be continuing, have the option to terminate this Demise Charter effective upon the Early Termination Date provided Charterer shall have delivered written notice of its irrevocable exercise of such option not less than one hundred eighty (180) days prior to the Early Termination Date. If Charterer shall exercise such option, Charterer shall, in addition to any payment of Basic Hire due through and including the Early Termination Date (except for the payment of advance rent due on the Early Termination Date) and any other amounts then due, pay to Shipowner in immediately available funds on or before the Early Termination Date, as and for the purchase price of the Vessels, a sum equal to the Early Purchase Amount (subject to the installment payment option set forth below) and concurrently therewith Shipowner shall execute and deliver to Charterer or Charterer’s Legally Eligible Designee a bill of sale for each Vessel, in recordable form, AS IS, WHERE IS, in whatever condition they may be, without recourse or warranty of any kind provided, however, that Shipowner shall warrant that each Vessel is free and clear of any Shipowner’s Liens. In connection with and at the time of the delivery of such bills of sale, Shipowner shall also execute and deliver to Charterer or its Legally Eligible Designee such appropriate instruments of assignment or reassignment (without recourse or warranty) of Shipowner’s rights, title and interests under the Assignments as may reasonably be requested by Charterer. Time shall be considered of the essence in the execution of such option and the payment of the purchase price therefor and failing timely exercise or payment such option shall irrevocably and forever lapse. The early termination option provided for in this Article 10(a) shall be exercised by Charterer, if at all, only with respect to all of the Vessels. Notwithstanding the foregoing, provided all other amounts due as of the Early Termination Date have been fully paid, the Charterer may elect to pay the Early Purchase Amount in installments (expressed as percentages of Lessor’s Cost) as follows:

January 2, 2007	62.64957480
April 15, 2007	5.24257784
June 15, 2007	5.24257784
September 15, 2007	5.24257784
December 15, 2007	5.24257784;

provided, that, if such installment payment option is selected, at the election of the Charterer either (i) title to the Vessels shall pass from Shipowner to Charterer as otherwise provided above upon payment of the first installment of the Early Purchase Amount, but only if (A) the Guarantor at the time has a long term debt rating that is investment grade (BBB or better), or (B) the Shipowner is granted a security interest in the Vessels (or in substitute collateral acceptable to Owner Participant) to secure the unpaid installments of the Early Purchase Amount, or (ii) title to the Vessels shall pass from Shipowner to Charterer as otherwise provided above only upon payment in full of the Early Purchase Amount, but following the Early Termination Date Shipowner shall hold title to Vessels solely as security for the payment of unpaid installments of the Early Purchase Amount (and the payment and performance of any other obligations under the Demise Charter that may be attributable to Shipowner’s ownership of the Vessel following the Early Termination Date).

(b) During the Term, Charterer promises to pay to Shipowner Basic Hire for each Vessel on each Basic Hire Payment Date. During the Charter Period, Charterer agrees to pay to Shipowner Supplemental Hire within ten (10) Business Days after demand therefor. Until notice is given by Owner Participant to Charterer specifying other payment instructions, Basic Hire shall be payable directly to Owner Participant by wire transfer in accordance with the following instructions:

Fleet Bank RI, ABA #011500010

For the account of Fleet Capital Leasing

Account #015-5527767

Re: Gulfcoast Transit Company, Customer #35678

Upon receipt contact: Michelle Singh, (401) 278-7532

In the event that Charterer does not exercise the early termination option with respect to the Vessels pursuant to Article 10(a), Owner Participant shall recalculate and fix each remaining payment of Basic Hire, starting with the payment due on January 2, 2008, to equal an amount determined by multiplying the Remaining Rental Factor as of the relevant Basic Hire Payment Date by Lessor’s Costs for each Vessel. No later than fifteen (15) days prior to the Early Termination Date Owner Participant shall provide to Charterer an addendum to Schedule C setting forth the Remaining Rental Factors and the recalculated payments of Basic Hire, which shall be determinative absent manifest error.

(c) From, but excluding, the last day of the Term until and including the date of Redelivery (if any) of the Vessels, Charterer shall pay to Shipowner Basic Hire at the Per Diem Rate.

(d) In the event any amount of Charter Hire payable pursuant to this Article 10 is not paid when due as provided in this Demise Charter, Charterer promises to pay, in addition to such amount of Charter Hire, interest on the overdue portion thereof for the period from the due date of such Charter Hire until the date of payment thereof at the Default Interest Rate.

(e) Notwithstanding anything else in this Demise Charter contained, so long as Charterer shall not be deprived of the quiet and uninterrupted use and possession of the Vessels through the willful misconduct of Shipowner, Charterer’s obligations and liabilities hereunder are absolute and unconditional except as set forth herein and in Article 11 and no Charter Hire payment nor any other payment to be made by Charterer hereunder during the Charter Period shall, except in accordance with the express terms hereof, be subject to (x) any reduction (except as otherwise expressly provided herein), limitation, impairment or termination (except upon termination of this Demise Charter in accordance with the terms hereof) by reason of any claim of any character whatsoever, or otherwise, including, without limitation, claims of waiver, release, surrender, alteration, consent, extension, indulgence or compromise, or (y) any right of set-off, counterclaim, defense, recoupment, abatement, suspension or deferment whether based upon this Demise Charter or any other agreement or otherwise and howsoever arising, whether out of actions or nonactions of any other Person, and Charterer shall have no right to terminate this Demise Charter (except as provided in Article 10(a), 10(h) and 11) or to be released, relieved or discharged from any obligation or liability hereunder to make such payments for any reason whatsoever. Nothing contained in this Article 10 shall be construed to be a waiver, modification, alteration or release of any claims which Charterer may have at any time during the Term or subsequent thereto for damages or equitable relief for any breach by Shipowner or any other Person of any provision of this Demise Charter or any provision of any other agreement.

(f) The obligation of Charterer to pay Basic Hire with respect to a Vessel pursuant to this Demise Charter shall cease to accrue as of the day following the date of occurrence of an Event of Loss with respect to such Vessel, or the termination hereof pursuant to Article 15, or upon exercise by Charterer of its option to terminate pursuant to Article 10(a) or upon the Option Closing Date pursuant to Article 10(h) and the timely completion and fulfillment by Charterer of its obligations thereunder.

(g) In the event that (i) Shipowner shall cease to be eligible to be the owner of a United States flag vessel with coastwise endorsement pursuant to Title 46 U.S.C. Section 12106(e)(1)(B), and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of Shipowner under United States flag or ineligible for use by Charterer in the United States coastwise trade, then Shipowner shall, promptly upon learning of such cessation of eligibility, notify Charterer thereof. Shipowner and Charterer acknowledge that Owner Participant has covenanted and agreed that if (x) it shall cease to be a Maritime Citizen or it shall obtain knowledge of events or circumstances that would be likely to result in a cessation of its status as a Maritime Citizen, and (y) the Vessels shall or would therefore become ineligible for documentation in the name of Shipowner under United States flag or ineligible for use by Charterer in the United States coastwise trade, then Owner Participant shall, forthwith upon learning of such cessation of its status as a Maritime Citizen, or, in the event Owner Participant shall obtain knowledge of events or circumstances that would be likely to result in such cessation at least forty-five (45) days before such cessation or as soon thereafter as Owner Participant obtains knowledge of such events or circumstances if such knowledge is obtained later than forty-five (45) days before such cessation, notify Charterer thereof. For purposes of such covenant, “knowledge” of Owner Participant means actual knowledge of a Responsible Officer thereof. Such notification by Owner Participant shall be deemed to satisfy the notice obligation of Shipowner pursuant to the first sentence of this subsection (g).

(h) Upon receipt of the notice of cessation of eligibility of Shipowner or of cessation of the status of Owner Participant as a Maritime Citizen referred to in Article 10(g) above, Charterer shall have the option (exercisable by written notice to Shipowner and Owner Participant within sixty (60) days following receipt of such notice of cessation) but not the obligation to purchase the Vessels from Shipowner (the date on which Charterer, having previously exercised such option, pays the purchase price for each Vessel hereinafter set forth being herein called the “Option Closing Date”) for a purchase price equal to the sum of (A) the Stipulated Loss Value of each Vessel as of the Basic Hire Payment Date immediately preceding the Option Closing Date, and (B) all unpaid Charter Hire, if any, due and payable hereunder through the Option Closing Date; provided, however, that any Basic Hire paid in advance by Charterer for any period following the Option Closing Date shall be credited, on a per diem basis, against the amount due from Charterer under this Article 10(h). Concurrently with the payment of such purchase price Shipowner shall transfer title to the Vessels to Charterer or its Legally Eligible Designee, AS IS, WHERE IS, in whatever condition they may be (free and clear, however, of any Shipowner’s Liens). In the event of the exercise by Charterer of its option to purchase the Vessels in accordance with this Article 10, Shipowner, concurrently with the payment by Charterer of the purchase price, shall execute and deliver to Charterer or Charterer’s Legally Eligible Designee a bill of sale for each Vessel, in recordable form, in accordance with the preceding sentence, and, in connection with and at the time of delivery of such bills of sale, Shipowner shall also execute and deliver to Charterer or its Legally Eligible Designee such appropriate instruments of assignment or reassignment (without recourse or warranty) of Shipowner’s rights, title and interests under the Assignments as may be reasonably requested by Charterer. The purchase option provided for in this Article 10(h) shall be exercised by Charterer, if at all, only with respect to all of the Vessels.

(i) Any provision of this Demise Charter to the contrary notwithstanding, upon redelivery of the Vessels to Shipowner under Article 13 or following the occurrence of an Event of Default, each Vessel shall be free and clear of all Liens (other than Shipowner’s Liens, if any), including, without limitation, the Lien of any Other Charter, free of cargo with clean swept holds and in all other respects charter free, and in the condition in which they are required to be maintained under this Demise Charter, ordinary wear and tear excepted.

ARTICLE 11

Event of Loss and Right to Terminate.

(a) Upon the occurrence of an Event of Loss with respect to any Vessel during the Term, the obligations under this Demise Charter with respect to such Vessel shall terminate (but only with respect to such Vessel) upon the payment to Shipowner of the payments referred to in the next sentence. After such occurrence Charterer shall pay to Shipowner (i) an amount equal to all out of pocket expenses (including reasonable legal and investigator fees) incurred by, and not otherwise reimbursed to, Owner Participant and Shipowner in connection with the occurrence of the Event of Loss as set forth in an Officer’s Certificate of Shipowner received by Charterer at least five (5) Business Days prior to the date of such payment, (ii) within 120 days following such Event of Loss the Stipulated Loss Value of such Vessel at the date of the occurrence of the Event of Loss, and (iii) all unpaid Charter Hire with respect to such Vessel, if any, due and payable hereunder through the date of the occurrence of the Event of Loss; provided, however, that (x) any Basic Hire with respect to such Vessel paid in advance by Charterer for any period following the date of the occurrence of the Event of Loss shall be credited, on a per diem basis, against the amount due from Charterer under this Article 11(a), and (y) if the Event of Loss is a result of the application of the economic obsolescence provisions of clause (iii) of the definition of Event of Loss and the Vessel is sold, Charterer shall pay to Shipowner, in addition to the other amounts payable pursuant to this Article 11(a), the amount, if any, by which the net proceeds of such sale received by Charterer or any Affiliate of Charterer exceeds the Stipulated Loss Value of such Vessel on the date of occurrence of such Event of Loss.

(b) Charterer agrees forthwith upon obtaining knowledge thereof to notify Shipowner by telefax, telegram or telex, confirmed by letter, of the occurrence of an Event of Loss or of an event which with the passage of time would become an Event of Loss.

(c) If an Event of Loss with respect to any Vessel shall occur during the Term, Shipowner shall be entitled to retain all amounts payable to it in respect of such Event of Loss under the insurance provided pursuant to Article 9(a) hereof up to the aggregate amount which Charterer shall be obligated to pay to Shipowner pursuant to Article 11(a) above (and will credit the amount of any such policy proceeds actually received against Charterer’s obligations to Shipowner under this Demise Charter) and shall remit any excess (including any excess by reason of payment by Charterer prior to the receipt by Shipowner of insurance proceeds as the result of any Event of Loss) to Charterer; provided, however, (i) that any excess proceeds received as the result of excess coverage procured by a party hereto pursuant to Article 9(i) hereof shall be retained by the party procuring the same as its own property, to which the other party hereto shall have no claim or right, and (ii) that if Charterer has paid all amounts which Charterer is obligated to pay Shipowner pursuant to Article 11(a) above and all other obligations of Charterer to Shipowner hereunder are current, Shipowner shall direct that all insurance proceeds be paid to Charterer (except as otherwise provided in clause (i) of this proviso).

ARTICLE 12

Requisition of Use

(a) In the event any Vessel is requisitioned for use by any governmental or other competent authority during the Term, such requisition (unless it constitutes an Event of Loss hereunder) shall not terminate or entitle Charterer to terminate this Demise Charter or to cease or interrupt payment in full of Charter Hire. If during the Term any Vessel is under such requisition, Charterer shall be entitled to any amounts payable to Shipowner or to Charterer in respect of such requisition insofar as it falls within the Term (and, upon the request of Charterer, Shipowner shall execute and deliver to Charterer any necessary instrument of assignment with respect to the claim of Shipowner with respect thereto) and, provided no Event of Default (other than an Event of Default solely attributable to the fact that required action by Charterer with respect to such Vessel is prevented by such requisition) shall have occurred and be continuing, Shipowner shall pay any such amounts to Charterer immediately upon receipt thereof by Shipowner.

(b) Should any Vessel be under requisition for use at or beyond the end of the Term:

(i) Charterer shall, if prevented by reason of the requisition from redelivering such Vessel as provided in Article 13(a) hereof, be relieved from the obligation to do so, but shall consult with Shipowner as to the most convenient method of enabling Shipowner to obtain redelivery of such Vessel when she is released from such requisition;

(ii) provided Charterer continues to pay Charter Hire as required hereunder, including Basic Hire pending Redelivery as provided in Article 10(c), during such period of requisition Charterer shall be entitled to any amounts payable to Shipowner or to Charterer in respect of such requisition (and, upon the request of Charterer, Shipowner shall execute and deliver to Charterer any necessary instrument of assignment with respect to the claim of Shipowner with respect thereto) and, provided no Event of Default (other than an Event of Default solely attributable to the fact that required action by Charterer with respect to such Vessel is prevented by such requisition) shall have occurred and be continuing, Shipowner shall pay any such amounts to Charterer immediately upon receipt thereof by Shipowner; and

(iii) after such release Charterer shall be given a reasonable opportunity of complying with Charterer’s obligation under Article 6 and of removing any such additional equipment as is referred to in Article 6(b) hereof on the terms referred to therein.

(c) Charterer agrees forthwith to notify Shipowner by telefax, telegram or telex, confirmed by letter, of any requisition of use of any Vessel by the United States or any other government.

ARTICLE 13

Redelivery

(a) Subject to the rights of Charterer under Articles 10(a), 10(h) and the rights and obligations of Charterer under Article 16 hereof, on or before the last day of the Charter Period (but in no event prior to the expiration of the Term), unless an Event of Loss has occurred or this Demise Charter has been terminated pursuant to Article 15(b) or use of any Vessel has been requisitioned and such requisition is continuing at the end of the Charter Period, Charterer shall effect Redelivery of the Vessels to Shipowner at safe and suitably equipped berths at Tampa, Florida, or such other safe berths and safe port suitable for the Vessels on the Gulf Coast of the United States designated by Shipowner, unless otherwise agreed by Shipowner and Charterer, in class and in the order and condition required by the terms of Article 4, except for ordinary wear and tear not affecting class, with no required surveys or inspections which are due or overdue and with no outstanding recommendations or requirements on the Vessels (nor subject to any damage or other condition which, if known to the Classification Society or USCG, would result in such a recommendation or requirement). Charterer shall give written notice to Shipowner of the expected time and port of Redelivery at least sixty (60) days prior to Redelivery. At the request of Shipowner a surveyor shall be appointed for the purpose of determining and confirming in writing the condition of the Vessels at the time of Redelivery. Charterer shall bear all survey expenses and other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred, in connection with such Redelivery. Owner Participant may require that Charterer lay up any Vessel at the time of Redelivery for a period of up to two hundred seventy (270) days, the expense of such lay-up to be for Charterer’s account for the first ninety (90) days, and thereafter for the account of Owner Participant, at prevailing local commercial rates, provided that such lay-up may be at a Gulf Coast port designated by Charterer, subject to the other requirements of this Article 13(a).

(b) Any property of Charterer remaining aboard any Vessel upon Redelivery and not removed by Charterer may be retained by Shipowner as its own property without prejudice to Charterer’s obligation under Article 6 to restore such Vessel to the condition it would have been in had it not been so installed by Charterer.

ARTICLE 14

Assignments; Subcharters

(a) Trustee shall have the right to assign this Demise Charter to a successor Trustee under the Trust Agreement or as otherwise permitted by the Agreement.

(b) Except as otherwise expressly required or permitted by the Agreement, without the prior written consent of Shipowner, Charterer may not assign or transfer this Demise Charter or create a security interest herein and any such permitted assignment or creation of a security interest shall be absolutely void; provided, however, that Charterer may assign this Demise Charter in its entirety to an Affiliate of the Guarantor if (i) there is then no Event of Default,

(ii) such Affiliate is a solvent corporation organized and in good standing in a jurisdiction in the United States and has the corporate power and authority to enter into and carry out the transactions contemplated by the Transaction Documents to which Charterer is a party, (iii) such Affiliate is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 App. U.S.C. 802, for purposes of engaging in the coastwise trade, (iv) such Affiliate expressly assumes and agrees to be bound by the obligations of Charterer hereunder by agreement reasonably satisfactory to Owner Participant, and (v) the obligations of the Guarantor under the Guaranty are not thereby released or otherwise limited or impaired.

(c) Charterer shall not enter into Other Charter of any Vessel during the Term except with the prior written consent of Shipowner; provided that Charterer may enter into any Other Charter of a Vessel if (i) such Other Charter does not extend beyond the Term, (ii) any rights created by such Other Charter are fully and expressly subject and subordinate in all respects to this Demise Charter, (iii) such Other Charter does not adversely affect the eligibility of the Vessel for documentation and operation in the United States coastwise trade, (iv) Charterer remains primarily liable for all its obligations under this Demise Charter, and (v) the obligations of the Guarantor under the Guarantee are not thereby released, limited or otherwise impaired.

ARTICLE 15

Events of Default; Remedies

(a) The following events shall constitute Events of Default:

(1) Shipowner shall not have received within five (5) days of the date when due any amount of Charter Hire which is payable by Charterer to Shipowner under this Demise Charter; or

(2) Charterer shall take any action which results in a breach of Institute Warranties and Clauses (if such breach would result in cancellation, loss or other material adverse change in required insurance taken as a whole) or cancellation or revocation of the documentation of the Vessels under the laws and regulations of the United States or Charterer shall abandon any Vessel in a foreign port (unless there shall have been an actual or constructive total loss or agreed or compromised total loss of such Vessel), or Charterer shall make any assignment prohibited by Article 14(b) or any Other Charter prohibited by Article 14(c), or Charterer shall fail to maintain insurance on the Vessels which in all material respects complies with the requirements of Article 9 hereof; or

(3) any material representation or warranty made by Charterer herein or in any other Transaction Document shall prove to be inaccurate in any material respect on the date as of which it was made, and, if the same is susceptible to cure in a manner that is not prejudicial to any right or interest of Shipowner, Owner Participant or the Trust Company, Charterer fails to effect such cure within thirty (30) days after Charterer receives written notice thereof; or

(4) Charterer shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under this Demise Charter and such failure shall continue unremedied for a period of thirty (30) days after receipt by it of written notice thereof from Shipowner; or

(5) Charterer (i) shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it under any of the other Transaction Documents and such failure continues for thirty (30) days after receipt by it of written notice thereof from Shipowner or Owner Participant, or (ii) shall be in default pursuant to the terms of any of the other Transaction Documents after the giving of notice and the passage of any grace period, if any, provided therein with respect to such default; or

(6) the occurrence of a Transaction Event of Default; or

(7) Charterer shall cease to be a “citizen of the United States” qualified to engage in the United States coastwise trade within the meaning of Section 2 of the Shipping Act; or

(8) the entry of a decree or order by a court having jurisdiction in the premises adjudging Charterer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Charterer under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Charterer or of any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Charterer, and the continuance of such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or an involuntary petition shall have been filed against Charterer seeking reorganization, arrangement, adjustment or composition of or in respect of Charterer under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law and such petition shall not have been withdrawn, dismissed or stayed within ninety (90) days of filing; or

(9) the institution by Charterer of proceedings to be adjudicated a bankrupt or insolvent, or the consent by Charterer to the institution of bankruptcy or insolvency proceedings against it, or the filing by Charterer of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law, or the consent by Charterer to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Charterer or of any substantial part of its property, or the making by Charterer of an assignment for the benefit of creditors, or the admission by Charterer in writing of an inability to pay debts generally as they become due, or the taking of corporate action by Charterer in furtherance of any such action; or

(10) Charterer or any Affiliate thereof, shall default (after the expiration of any applicable period of grace with respect thereto) in the payment of any Indebtedness in excess of $10,000,000.00 or in the payment of any Indebtedness due to Owner Participant or any of its Affiliates, or, to the extent not covered in any other clause of this

Article 15(a), shall default in the performance of any other material obligation to, or observance of any material covenant for the benefit of, Owner Participant or any of its Affiliates which results in the acceleration of the indebtedness due under any loan, note, indenture, security agreement, lease, guarantee, title retention or conditional sales agreement or other instrument or agreement evidencing such indebtedness or obligation; or

(11) Charterer shall terminate its existence, be a party to any merger, consolidation or sale of substantially all of its assets except as permitted pursuant to Section 5.1(e) of the Agreement.

Charterer shall promptly notify Shipowner of the occurrence of any Event of Default or the occurrence of any events or conditions, which, upon the giving of notice or lapse of time, or both, may become an Event of Default.

(b) Upon the occurrence of any Event of Default, Shipowner, so long as the same shall be continuing, may, by written notice to Charterer, declare this Demise Charter to be in default; provided, however, no written notice need be given or declaration made in respect of an Event of Default pursuant to Article 15(a)(8) or (a)(9) hereof; and at any time thereafter, so long as Charterer shall not have remedied all continuing Events of Default, Shipowner may do, and Charterer shall comply with, one or more of the acts specified in subparagraphs (i) through (iv) of this Article 15(b) as Shipowner in its sole discretion shall elect:

(i) (A) Upon written demand, Shipowner may cause Charterer at Charterer’s expense to, and Charterer shall promptly, redeliver the Vessels or cause the Vessels to be redelivered, with all reasonable dispatch to Shipowner and in the condition required by the terms of Article 13 hereof as if the Vessels were being redelivered at the expiration of the Charter Period, and all obligations of Charterer under said Article 13 shall apply to such Redelivery, or (B) Shipowner or its agent, at Shipowner’s option, without further notice, may, but shall be under no obligation to, retake the Vessels wherever found, whether upon the high seas or at any port, harbor or other place and irrespective of whether Charterer, any subcharterer or any other Person may be in possession of the Vessels, all without prior demand and without legal process, and for that purpose Shipowner or its agent may enter upon any dock, pier or other premises where the Vessels may be and may take possession thereof, without Shipowner or its agent incurring any liability by reason of such retaking, whether for the restoration of damage to property caused by such retaking or otherwise. The exercise by Shipowner of its remedies under this subparagraph (i) shall be without prejudice, and in addition, to any of Shipowner’s other remedies referred to below in this Article 15(b).

(ii) Shipowner, by written notice to Charterer specifying a payment date not earlier than ten (10) nor later than thirty (30) days from the date of such notice, may require Charterer to pay to Shipowner, and Charterer hereby agrees that it will pay to Shipowner, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty, and in lieu of any Basic Hire payments hereunder, all unpaid Basic Hire, if any, through the payment date specified in such notice, plus an amount equal to the Stipulated Loss Value of each Vessel computed as of the Basic Hire Payment Date immediately preceding the payment date specified in such notice (or as of such payment date if such payment date is a Basic Hire Payment Date), and Shipowner shall pay over to Charterer the net proceeds of any sale, charter or other disposition of the Vessels actually received by Shipowner (after deducting all costs and expenses whatsoever incurred by Shipowner in connection therewith and all other amounts which may become payable to Shipowner hereunder or under or pursuant to any of the other Transaction Documents) up to the amount of such Stipulated Loss Value and interest actually paid by Charterer to Shipowner; provided, however, that in the event that (x) Charterer pays all such liquidated damages, interest, and any other amounts which may become payable hereunder or under any other Transaction Document, and (y) the Vessels are not then sold, Shipowner shall, at the request of Charterer, transfer, for no additional consideration, the Vessels to Charterer as is, where is, without recourse or warranty of any kind (other than a warranty against Shipowner’s Liens).

(iii) Whether or not Shipowner shall have exercised, or shall thereafter at any time exercise, any options, rights or remedies under Article 15(b)(i) or (b)(iv), Shipowner in lieu of exercising its rights under paragraph (ii) of this Article 15(b), may by notice to Charterer specifying a Basic Hire Payment Date which is not earlier than ten (10) days nor more than thirty (30) days after the date of such notice, require Charterer to pay to Shipowner, and Charterer shall pay to Shipowner, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the aggregate of all unpaid Basic Hire and Supplemental Hire payable in accordance with the terms of this Demise Charter (plus any other amounts due to Shipowner) on or prior to such payment date plus an amount equal to the excess of:

(1) Stipulated Loss Value for each Vessel, computed as of the Basic Hire Payment Date occurring on or immediately preceding the payment date specified in such notice, over

(2) whichever of the following amounts Shipowner, in its sole discretion, shall specify in such notice: (x) the Fair Market Sales Value of each Vessel as of the Basic Hire Payment Date occurring on or next preceding the payment date specified in such notice or (y) the Fair Market Bareboat Charter Value of each Vessel for the period from the Basic Hire Payment Date occurring on or next preceding the payment date specified in such notice to what would have been the end of the Term in the absence of the termination of Charterer’s rights to such Vessel, after discounting such Fair Market Bareboat Charter Value semi-annually (effective on each Basic Hire Payment Date which would have occurred under this Charter) to present worth (using a rate equal to the 1-year Treasury Constant maturity rate as published in the Selected Interest Rates table of the Federal Reserve statistical release H.15(519) for the week ending immediately prior to the Closing Date).

The whole sum of the liquidated damages shall be remitted by Charterer to Shipowner. For purposes of clause (2) of subparagraph (iii), above, (x) the Fair Market Sales Value or the Fair

Market Bareboat Charter Value, as the case may be, shall be zero if Shipowner is unable to recover possession of the Vessels in accordance with the terms of this subsection (b); (y) if Shipowner shall have sold the Vessels prior to the giving of the notice referred to above in this subsection (a)(iii), the Fair Market Sales Value shall be the net proceeds of such sale after deducting all unreimbursed costs and expenses whatsoever incurred by Shipowner in connection therewith; and (z) there shall be added to Fair Market Sales Value or to Fair Market Bareboat Charter Value, as the case may be, the net proceeds received by Shipowner (after deducting all unreimbursed costs and expenses whatsoever of Shipowner with respect thereto) from any charter of the Vessels to others pursuant to this Article 15(b) to the extent such proceeds are received by Shipowner prior to the giving of the notice referred to above in this Article 15(b)(iii). If at any time within eighteen (18) months after the payment of the amounts specified in this Article 15(b)(iii) under the circumstances described in clause (x) above (in which the Fair Market Sales Value or Fair Market Bareboat Charter Value of the Vessels was deemed to have been zero), Shipowner shall obtain possession of the Vessels and sell or charter the Vessels, then promptly after receipt by Shipowner thereof, Shipowner shall pay to Charterer all net proceeds of such sale or charter up to the amount paid by Charterer pursuant to this Article 15(b)(iii). Notwithstanding the provisions of this Article 15(b), in the event that (x) Charterer pays all liquidated damages under this Article 15(b)(iii) and any other amounts owed under this paragraph (iii) within a one year period from the occurrence of the applicable Event of Default, and (y) the Vessels are not then sold, Shipowner shall, at the request of Charterer, transfer, for no additional consideration, the Vessels to Charterer, AS IS, WHERE IS, without recourse or warranty of any kind (other than a warranty against Shipowner’s Liens). Nothing contained in this Article 15(b) shall require Shipowner to sell or charter the Vessels at any time.

(iv) Shipowner or its agent may sell the Vessels at public or private sale, with or without advertisement or publication, as Shipowner may determine (but with at least ten (10) days’ prior written notice to Charterer, which both parties hereto agree is reasonable notice), or otherwise may dispose of, hold, use, operate, charter (whether for a period greater or less than the balance of what would have been the Term in the absence of the termination of Charterer’s rights to the Vessels) to others or keep idle the Vessels, all on such terms and conditions and at such place or places as Shipowner may determine in good faith and all free and clear of any rights of Charterer and of any claim of Charterer in admiralty, in equity, at law or by statute, whether for loss or damage or otherwise, and without any duty to account to Charterer except to the extent specifically provided in paragraph (iii) of this Article 15(b). If Shipowner decides to sell, charter or otherwise dispose of the Vessels, it may, in its sole discretion, determine to do so only in a single transaction with respect to all of the Vessels.

(c) In addition to all amounts payable pursuant to Article 15(b) hereof, Charterer shall be liable for any and all Supplemental Hire payable under this Demise Charter before, during or after the exercise of any of the foregoing remedies and for all reasonable costs including all legal fees and any other costs and expenses whatsoever incurred by Shipowner by reason of the occurrence of any Event of Default or by reason of the exercise by Shipowner of any remedy hereunder, including, without limitation, all costs and expenses incurred by Shipowner in connection with any retaking of the Vessels and, upon the redelivery or retaking of the Vessels in accordance with this Article 15(b), the placing of the Vessels in the condition and seaworthiness required by the terms of Article 13 hereof and including interest on overdue

Charter Hire as provided in Article 20(h) hereof. No remedy referred to in this Article 15 is intended to be exclusive, but each shall be cumulative, is in addition to, and may be exercised concurrently with, any other remedy which is referred to in Article 15(b) and 15(c) or which may otherwise be available to Shipowner at law, in equity or in admiralty, including, without limitation, the right of Shipowner to rescind this Demise Charter, to enforce the terms hereof, and the exercise or beginning of exercise by Shipowner of any one or more of such remedies shall not preclude the simultaneous or later exercise by Shipowner of any or all such other remedies; provided, however, that liquidated damages having been agreed to by the parties hereto pursuant to Article 15(b), Shipowner shall not be entitled to recover from Charterer as damages upon the occurrence of one or more Events of Default an amount in excess of such liquidated damages plus any Supplemental Hire, and all costs, interest and expenses. There shall be deducted from the aggregate amount so recoverable by Shipowner the net balance, if any, remaining of any monies held by Shipowner which would have been required by the terms hereof to have been paid to Charterer but for the occurrence of an Event of Default or an event which with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

(d) The rights of Shipowner and the obligations of Charterer under this Article 15 shall be effective and enforceable regardless of the pendency of any proceeding which has or might have the effect of preventing Shipowner or Charterer from complying with the terms of this Demise Charter. No express or implied waiver by Shipowner of any Event of Default shall in any way be, or be construed to be, a waiver of any further or subsequent Event of Default. Shipowner shall in no event waive an Event of Default without there having first been made a Request for a waiver from Charterer to Shipowner. To the extent permitted by applicable law, Charterer hereby waives any rights now or hereafter conferred by statute or otherwise which may require Shipowner to sell, charter or otherwise use the Vessels in mitigation of Shipowner’s damages, except to the extent expressly set forth in this Article 15.

ARTICLE 16

Option To Purchase At Expiration of the Term

Any provision of this Demise Charter to the contrary notwithstanding, provided no Event of Default shall have occurred and then be continuing, Charterer shall have the following options exercisable upon not less than one hundred eighty (180) days’ written notice prior to the expiration of the Term:

(i) Charterer may purchase the Vessels, AS IS, WHERE IS, without recourse or warranty of any kind (provided, however, that Shipowner shall warrant that each Vessel is free and clear of any Shipowner’s Lien) against Shipowner effective on the last day of the Term upon payment to Shipowner of the Sales Value of the Vessel; or

(ii) Charterer may renew this Demise Charter of the Vessels for one renewal term for a period of one (1) year or such other duration mutually acceptable to Charterer and Owner Participant, and each semi-annual installment of Basic Hire payable during such renewal term shall be in an amount equal to the Fair Market Bareboat Charter Value for the Vessels. Such renewal term shall commence immediately upon the expiration of the base Term. The Stipulated Loss Value with respect to a Vessel payable during the renewal term with respect to an Event of Loss shall be equal to the Fair Market Sales Value of such Vessel.

The exercise of either such option shall be as to all of the Vessels and shall be irrevocable once notice thereof is given to Shipowner, except as Owner Participant may otherwise agree. In the event of the exercise by Charterer of its option to purchase the Vessels in accordance with this Article 16, Shipowner, concurrently with the payment by Charterer of the purchase price, shall execute and deliver to Charterer or Charterer’s Legally Eligible Designee a bill of sale for each Vessel, in recordable form, in accordance with subparagraph (i), above, and, in connection with and at the time of delivery of such bills of sale, Shipowner shall also execute and deliver to Charterer or its Legally Eligible Designee such appropriate instruments of assignment or reassignment (without recourse or warranty) of Shipowner’s rights, title and interests under the Assignments as may be reasonably requested by Charterer.

ARTICLE 17

Taxes

(a) General Taxes. All payments by Charterer, or by any other party on behalf of or for the account of Charterer, under or pursuant to the Demise Charter or any other Transaction Document (other than the Tax Indemnity Agreement), including all amounts received by any Indemnified Party on account of Charter Hire, shall be free of withholdings of any nature whatsoever in respect of Taxes indemnified pursuant to this Article 17 (and at the time that Charterer is required to make any payment upon which any such withholding is required, Charterer shall pay an additional amount such that the net amount actually received by the Person entitled to receive such payment will, after such withholding, equal the full amount of the payment then due), and shall be free of expense to each Indemnified Person for collection or other charges, and, whether or not any of the transactions contemplated hereby are consummated, Charterer agrees to pay and assume liability for, and does hereby agree to indemnify, protect, defend and hold harmless each Indemnified Person from and against, all taxes, assessments, fees and charges, together with any penalties, fines, additions to tax or Interest thereon, howsoever imposed, whether levied or imposed upon such Indemnified Person, Charterer, the Vessels or any part thereof by any federal, state or local government or governmental subdivision or taxing authority in the United States, by any foreign country or subdivision thereof, by any other foreign or international taxing authority or by any other authority having or asserted to have jurisdiction to tax, upon or with respect to, the Vessels or any part thereof; the manufacture, construction, acceptance, rejection, transfer, control, operation, condition, servicing, maintenance, repair, abandonment, replacement, purchase, sale, ownership, delivery, non-delivery, leasing, insuring, possession, use, improvement, transfer of title, return or other disposition thereof; the rentals, receipts or earnings arising therefrom; this Demise Charter and the other Transaction Documents (other than the Tax Indemnity Agreement) or any payment made pursuant thereto; or otherwise in connection with the transactions contemplated by the Transaction Documents (other than the Tax Indemnity Agreement) (all such taxes, assessments, fees, charges, penalties, fines, additions to tax and interest imposed as aforesaid, whether now existing or hereinafter enacted or adopted, being hereinafter called “Taxes”); excluding, however, the following:

(A) Taxes based on or measured by the net income, gross income (to the extent such gross income tax replaces or is dollar for dollar in lieu of a tax on net income) or net receipts of an Indemnified Person (including, but not limited to, any minimum Taxes, any capital gain Taxes, or value added Taxes to the extent such Taxes replace or are in lieu of a tax on net income) or Taxes on or measured by items of tax preference of an Indemnified Person, other than (i) Taxes in the nature of or in lieu of sales, use or rental taxes; and (ii) Taxes upon or with respect to indemnification payments made pursuant to this Article 17 which are imposed on such Indemnified Persons by the United States or any state or political subdivision thereof or by any foreign country, in which such Indemnified Person has a place of business;

(B) whether or not described in clause (A) above, (i) Taxes (other than taxes in the nature of sales, use or rental Taxes) imposed on an Indemnified Person that are, or are in the nature of, Taxes on, based upon, measured by or imposed with respect to gross receipts, (ii) any Taxes on or measured by capital, net worth or excess profits, (iii) any Taxes that are or are in the nature of capital stock taxes, franchise taxes or doing business taxes, and (iv) any additions to tax, surcharges, interest, penalties, fines or other charges in respect of any of the foregoing;

(C) Taxes included in Lessor’s Cost;

(D) Taxes resulting from the voluntary transfer by an Indemnified Person of any interest arising under the Transaction Documents or with respect to the Vessels (provided, however, that (x) except as otherwise provided in clause (y) which follows, a transfer required by the Transaction Documents shall not be considered a voluntary transfer, and (y) a transfer of Owner Participant’s beneficial interest in the Trust as a result of the loss or prospective loss of its status as a Maritime Citizen shall be considered a voluntary transfer) unless such transfer shall occur as a result of Shipowner exercising its rights and remedies while an Event of Default shall have occurred and be continuing;

(E) any Tax attributable to any Vessels that is imposed with respect to any period after the earliest of the following events: (i) expiration of the Charter Period with respect to the Vessels; (ii) discharge in full of Charterer’s obligations to pay Stipulated Loss Value and any other amounts due by Charterer with respect to such Vessel under the Demise Charter, and (iii) the return of possession of such Vessel to Shipowner in accordance with Article 15 of the Demise Charter; provided, however, that this exception shall not apply to Taxes (including any interest, penalties, and additions to tax with respect thereto whether or not such amounts relate to a period after such expiration) relating to events occurring or matters arising prior to or simultaneously with such event;

(F) Taxes imposed on an Indemnified Person to the extent that such Taxes result from an Indemnified Person engaging in activities or transactions unrelated to any transaction contemplated by the Transaction Document;

(G) Taxes that are imposed as a result of any Indemnified Person not being a “United States person” as defined in Section 7701(a)(30) of the Code;

(H) Taxes that are imposed (i) as a result of the gross negligence, willful misconduct or bad faith of any Indemnified Person, or (ii) as a result of the inaccuracy or breach of a representation, warranty or covenant of any Indemnified Person in any Transaction Document;

(I) any Tax that is enacted or adopted as a substitute for or in lieu of any Tax that would not have been indemnified against pursuant to this Article 17;

(J) Taxes that have not been paid or credited and that are being contested in accordance with the provisions of Section 17(b) below, during the pendency of such contest;

(K) Taxes imposed as a result of any Indemnified Person’s failure to fulfill its obligations under Section 17(b) below;

(L) any interest, penalties, fines or additions to Tax attributable to the failure of an Indemnified Person to file any return properly and timely pursuant to its obligations under Section 17(d) below, except to the extent that such failure is a result of the failure of Charterer to fulfill its obligations, if any, under Section 17(d) below, with respect to such return or claim;

(M) Taxes imposed on an Indemnified Person to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed had there not been a transfer of a Vessel or any interest therein or in any Indemnified Person or any interest arising under any Transaction Document by any Indemnified Person; provided, however, that the exclusion set forth in this clause (M) shall not apply if any such transfer shall occur in connection with any foreclosure or pursuit of remedies (whether by Shipowner or otherwise) in connection with an Event of Default that has occurred and is continuing;

(N) Taxes imposed on an Indemnified Person that result from Shipowner’s Liens;

(O) any Tax resulting from any amendment or modification entered into by any Indemnified Person to any Transaction Document if Charterer is not a party to such amendment or modification and has not given its express written consent to such amendment or modification, unless (i) such amendment, modification, supplement, consent or waiver arises in connection with an Event of Default that has occurred and is continuing, or (ii) such amendment, modification, supplement, consent or waiver is required by the Transaction Documents or applicable law or is necessary or appropriate to, and is in conformity with, any other amendment, modification or supplement to any Transaction Document initiated, requested by or consented to by Charterer;

(P) Taxes that otherwise are the subject of an indemnity obligation of Charterer to the extent such Taxes are actually utilized by the Indemnified Person as a credit against Taxes otherwise payable by such Indemnified Person that are not indemnified hereunder;

(Q) Taxes imposed on an Indemnified Person in the nature of an intangible, stamp or similar Tax (other than any such tax imposed by any jurisdiction as a result of any Vessel being used or located, or the Transaction Documents being executed or delivered or the activities or presence of Charterer in such jurisdiction);

(R) Taxes which are subject to indemnification under the Tax Indemnity Agreement;

(S) Taxes imposed on or in connection with any transfer by any Indemnified Person by reason of any insolvency, bankruptcy, foreclosure or similar proceeding in respect of the Indemnified Person, other than any such proceeding arising as a result of an Event of Default; and

(T) any Tax to the extent such Tax would not have been imposed if an Indemnified Person was not organized in the jurisdiction imposing such Tax or did not maintain an office in that jurisdiction.

(b) Contests; etc. If any claim is made against any Indemnified Person or if any proceeding is commenced against any Indemnified Person (including a written notice of such proceeding) for any Taxes as to which Charterer has an indemnity obligation pursuant to Article 17(a), such Indemnified Person shall promptly notify Charterer and shall not take any action with respect to such claim without the consent of Charterer for thirty (30) days after such notice; provided, however, that if such Indemnified Person shall be required by law or regulation to take action with respect to any such claim prior to the end of such thirty (30) day period, such Indemnified Person shall, in such notice to Charterer, so inform Charterer, and such Indemnified Person shall not take any action with respect to such claim without the consent of Charterer before the date on which such Indemnified Person shall be required to take action. Without prejudice to any other rights Charterer may have in connection therewith (including, without limitation, any claim for damages for a failure to give notice specified in the preceding sentence), the parties agree that the failure to provide such notice shall not affect Charterer’s obligations hereunder to any Indemnified Person except to the extent such failure materially adversely affects Charterer’s ability to contest such claim. If reasonably requested by Charterer in writing and upon the reasonable determination by such Indemnified Person that the action to be taken will not result in any substantial risk of the imposition of a lien on or the forfeiture of any Vessel or any part thereof, such Indemnified Person shall, upon receipt of indemnity reasonably satisfactory to it and at the expense of Charterer (including, without limitation, all reasonable costs, expenses, attorneys’ and accountants’ fees and disbursements, penalties and interest), in good faith contest the validity, applicability or amount of such Taxes (including, without limitation, by pursuit of administrative and judicial appeals) by, in such Indemnified Person’s sole discretion, after considering in good faith the views of Charterer and its counsel, (i) resisting payment thereof; (ii) not paying the same except under protest, if protest is necessary and proper; or (iii) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings. Any contest required pursuant to the immediately preceding sentence shall, at the option of such Indemnified Person, be conducted by such Indemnified Person or Charterer in the name of Charterer or such Indemnified Person. The Indemnified Person shall consult in good faith with Charterer regarding the conduct of any contest, and cooperate in good faith to permit Charterer to participate in such contest; provided, however, that the Indemnified Person shall control the contest. However, Charterer shall not be allowed to participate in proceedings to the extent such proceedings relate to Taxes which are not subject to the indemnified of Article 17(a) above. If any such contest involves payment of the Tax in question, Charterer shall either make such payment directly to the appropriate authority or furnish to such Indemnified Person sufficient funds to make such payment. If any Indemnified Person obtains a refund of all or any part of any Tax paid or reimbursed by Charterer and if no Event of Default shall have occurred and be continuing, such Indemnified Person shall promptly pay to Charterer the amount of such refund net of expenses not already paid or reimbursed by Charterer; provided, however, that such amount shall in no event be payable before such time as Charterer shall have made all payments and indemnities then due and payable under the Charterer Documents to such Indemnified Person; provided further, however, that the aggregate amount of all payments with respect to any Taxes by such Indemnified Person pursuant to this sentence shall not exceed the aggregate amount of all payments made by Charterer pursuant to Article 17(a) with respect to such Taxes. Any such amounts not paid to Charterer pursuant to this limitation contained in this sentence shall be carried forward to reduce, pro tanto, any future amounts that may become payable by Charterer to such Indemnified Person. If, in addition to such refund such Indemnified Person shall receive an amount representing interest on the amount of such refund, Charterer shall promptly be paid that portion of such interest that is fairly attributable to Taxes paid or reimbursed by Charterer prior to the receipt of such refund. Nothing contained in this Article 17 shall require any Indemnified Person to contest or permit Charterer to contest a claim which it would otherwise be required to contest or permit Charterer to contest pursuant to this Article 17 if such Indemnified Person shall waive payment by Charterer of any amount that might otherwise be payable by Charterer under this Article 17 by way of indemnity in respect of such claim, and shall pay to Charterer any amount previously paid or advanced by Charterer pursuant to this Article 17 (by way of indemnification or advance for the payment of a Tax) with respect to such claim. Notwithstanding anything contained in this Article 17(b) to the contrary, Charterer shall at any time be entitled to contest in its own name and at its own expense the validity, applicability and amount of any Taxes for which it is responsible under this Demise Charter, and to withhold payments during the pending of such contest, to the extent permitted by applicable law. Charterer agrees to give such Indemnified Person reasonable notice of any such contest prior to the commencement thereof.

(c) Payments. All Taxes shall be paid when due and payable and all amounts payable as indemnities pursuant to this Article 17 shall be payable, to the extent not theretofore paid, within thirty (30) days after receipt of written demand by any Indemnified Person, but not earlier than the date payment of such Taxes shall be due, which demand shall be accompanied by a written statement describing in reasonable detail the amount so payable. No Tax shall be payable to the Indemnified Person before any contest to which Charterer is entitled under Article 17(b) above is concluded, unless prepayment of such Tax is a condition to pursuing the contest. Notwithstanding any other provision of this Demise Charter, to the extent Charterer shall be required to make any payment under this Article 17 (including under this Article 17(c)), Charterer’s payment or indemnity obligation shall also include any amount necessary to hold each Indemnified Person harmless from all Taxes required to be paid by such Indemnified Person with respect to such payment or indemnity (taking into account any current deduction to which the Indemnified Person may be entitled). Whenever any payment is to be made by Charterer under this Article 17 and it shall be necessary in calculating the amount of such payment, and any related payment pursuant to the preceding sentence, to compute the amount of any liability for Federal, income tax imposed on or measured by the net income of any Indemnified Person, such computation shall be based on the assumption that such taxes shall be payable at the highest marginal statutory rate in effect for the relevant period that is generally applicable to corporations.

(d) Reports and Returns. In case any report or return shall be required to be made with respect to any Tax that is the obligation of Charterer under this Article 17, Charterer shall (i) to the extent required or permitted by law, and provided that Charterer has been furnished at such Indemnified Person’s expense with such information, not within the control of Charterer, as (x) is in such Indemnified Person’s control, (y) is reasonably available to such Indemnified Person, and (z) is necessary to file such report, return or statement, make and file in its own name such return, statement or report, and (ii) in the case of any other such return, statement or report required to be made in the name of any Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of Charterer under or arising out of this Article 17, provide such Indemnified Person with information sufficient to permit such return, statement or report to be properly made with respect to any Tax that is the obligation of Charterer under this Article 17.

(e) Definition of Indemnified Person. For purposes of this Article 17, the term Indemnified Person shall include the successors and assigns of each respective Indemnified Person, and for purposes of federal income taxes, the affiliated group of corporations and each member thereof (within the meaning of Section 1504 of the Code) of which such Indemnified Person is or shall become a member, if such group shall file a consolidated United States federal income tax return, and, for purposes of income or franchise taxes imposed by a particular state or local taxing jurisdiction, shall include any consolidated or combined group of which such Indemnified Person is or shall be a member that is treated as such by such state or local taxing jurisdiction.

(f) Receipts. Charterer agrees to use its best efforts to obtain official receipts indicating the payment of all foreign Taxes that are subject to indemnification under this Article 17 and shall promptly send to the Indemnified Person each such receipt obtained by Charterer.

(g) If an Indemnified Person shall realize any Tax savings as a result of any Taxes paid or indemnified against by Charterer under this Article 17 or as a result of any amount for which Charterer has paid an indemnity pursuant to Article 19, whether by way of deduction, credit, offset, allocation, apportionment or otherwise, or would have received such a refund or credit but for a counterclaim or other claim not indemnified by Charterer hereunder (a “Tax Savings”), and such Tax Savings is not taken into account in computing the amount of the indemnity required to be paid by Charterer hereunder or under Article 19, such Indemnified Person shall pay promptly to Charterer the amount of such Tax Savings plus any Tax Savings realized by such Indemnified Person as a result of payment pursuant to this sentence. Each Indemnified Person shall in good faith use reasonable efforts in filing its tax returns and in dealing with taxing authorities to minimize the amount of Taxes for which Charterer must indemnify hereunder, and to maximize the amount of Tax Savings payable to Demise Charter, provided, however, that no Indemnified Person shall be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it. If any Indemnified Person shall receive a refund of (or receive a credit against, or any other current reduction in, any Taxes not indemnified by Charterer pursuant to this Article 17) all or any part of the Taxes paid, reimbursed or advanced by Charterer (or would have received such a refund, credit or reduction but for a counterclaim or other claim not indemnified by the Demise Charter hereunder), such Indemnified Person shall pay promptly to Charterer any such refund (including any applicable interest received with respect to such refund) plus any Tax Savings realized by such Indemnified Person as a result of a payment pursuant to this sentence. An Indemnified Person shall not be obligated pursuant to this Article 17(g) to make a payment in excess of the amounts paid by Charterer to such Indemnified Person pursuant to this Article 17 or Article 19, as the case may be (minus any amounts previously paid to Charterer by such Indemnified Person pursuant to this Article 17(g)), provided that any such amounts not paid to Charterer pursuant to this limitation contained in this sentence shall be carried forward to reduce, pro tanto, any future amounts that may become payable by Charterer to such Indemnified Person pursuant to this Article 17 or Article 19, and provided further that no payment shall be made if an Event of Default has occurred and is continuing if and to the extent that the amount payable under this Article 17(g) is to be used to offset amounts owed by Charterer to Shipowner or Owner Participant as a result of such Event of Default. The disallowance or reduction of any credit, refund or other tax savings with respect to which an Indemnified Person has made a payment to Charterer under this Article 17(g) shall be treated as a Tax for which Charterer is obligated to indemnify such Indemnified Person hereunder without regard to Article 17(a)(A-Q) hereof or Article 17(b).

(h) At Charterer’s request, the amount of any indemnity payment by Charterer pursuant to Article 17(a) above, or any payment by an Indemnified Person to Charterer pursuant to Article 17(g) above, shall be verified and certified by an independent, nationally recognized, accounting firm mutually acceptable to Charterer and the Indemnified Person. Within thirty (30) days after Charterer’s request, such independent accounting firm either shall confirm the accuracy of the Indemnified Person’s computation or shall notify the Indemnified Person that such computation is inaccurate. In the latter event, the Indemnified Person shall consult with Charterer and the independent accounting firm as to the proper computation of the indemnity, whereupon the Indemnified Person shall recompute the indemnity in such a manner as shall enable the independent accounting firm to confirm its accuracy. The determination of the independent accounting firm in accordance with this Article 17(h) shall be conclusive and binding. All expenses incurred by the Indemnified Person and Charterer in connection with the verification procedures described in this Article 17(h) (including the fees and expenses of the independent accounting firm) shall be paid by Charterer unless such verification shall result in an adjustment in Charterer’s favor of five percent (5%) or more of the indemnity payment or payments computed by the Indemnified Person, in which case such costs shall be borne by the Indemnified Person. Charterer and each Indemnified Person agree that the sole responsibility of the independent accounting firm shall be to verify the amount of a payment pursuant to this Article 17(h) and that matters of interpretation of this Article 17 are not within the scope of the independent accounting firm’s responsibility. Charterer shall have no right to examine the tax returns or books and records of Shipowner or the Owner Participation in connection with the verification procedure described in this Article 17(h).

ARTICLE 18

Environmental Matters

(a) Charterer shall keep the Vessels and any other property either owned or occupied by it free and clear of any Liens on account of any Environmental Claims or imposed by failure to comply with any Environmental Laws, (each, an “Environmental Lien”), and shall keep the Vessels and all such property in compliance with all Environmental Laws, (except where such failure does not relate to any Vessel and would not otherwise have a Material Adverse Effect with respect to Charterer); provided, however, Charterer shall have the right at its sole cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceedings the validity of any Environmental Lien. The contest, objection or appeal with respect to the validity of an Environmental Lien shall suspend the obligation to eliminate such Environmental Lien under this paragraph pending a final determination by appropriate administrative or judicial authority of the legality, enforceability or status of such Environmental Lien, provided that the following conditions are satisfied: (i) contemporaneously with the commencement of such proceedings, Charterer shall give written notice thereof to Shipowner; (ii) if under applicable law any Vessel is subject to sale or forfeiture for failure to satisfy the Environmental Lien prior to a final determination of the legal proceedings, Charterer must successfully move to stay (or provide adequate security that will have the same effect as a stay) such sale, forfeiture or foreclosure pending final determination of action; and (iii) Charterer must, if requested, furnish to Shipowner a good and sufficient bond, surety, letter of credit or other security satisfactory to Owner Participant equal to the amount (including any interest and penalties) secured by any Environmental Lien affecting such Vessel.

(b) Charterer will defend, indemnify and hold harmless each Indemnified Person from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, joint or several, and any costs, disbursements and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) of whatsoever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, disposal, release, removal, discharge, storage or transportation of any Hazardous Material upon, into, from or affecting any Vessel or caused by or attributable to the use or operation thereof;

(ii) any judicial or administrative action, suit or proceeding, actual, pending or threatened, relating to Hazardous Material upon, in, from or affecting any Vessel; (iii) any violation of any Environmental Law by any Charterer or any Affiliate thereof or with respect to any Vessel or any imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of (or asserted against) such Vessel or such Charterer or Affiliate; and (iv) any other Environmental Claim. This subsection (c) and subsection (d) below shall survive the expiration of the Charter Period but shall not apply to any incident or occurrence following the redelivery or repossession of the Vessel pursuant to the Demise Charter except to the extent any liability referred to above is attributable to such Vessel not being in the condition required upon Redelivery thereof.

(c) To the extent that Owner Participant, Shipowner, Charterer, or any Affiliate of any thereof, is strictly liable without regard to fault under any environmental law, regulation or ordinance, Charterer’s obligations to Owner Participant and Shipowner under any of the indemnification provisions of this Agreement shall likewise be strict without regard to fault with respect to the violation of any environmental law, regulation or ordinance which results in any liability to any of the Indemnified Persons referred to in subsection (c) above.

ARTICLE 19

General Indemnification and Expenses

(a) Charterer does hereby assume liability for, and does hereby agree (whether or not any of the transactions contemplated hereby shall be consummated) to indemnify, protect, save and hold harmless and keep whole each Indemnified Person from and against any and all liabilities (including but not limited to liabilities arising out of the doctrine of strict liability), obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements, whether any of the foregoing be founded or unfounded (including reasonable legal fees and expenses and costs of investigation), of whatsoever kind and nature (provided that this Article 19 shall not apply to indemnification for any Tax other than any net additional income tax arising as a result of receipt of any indemnity payment pursuant to this Article 19 or the loss of any Tax benefit or to the costs or expenses of any Tax contest) that may be imposed on, incurred by or asserted against any Indemnified Person, and in any way relating to or arising out of this Demise Charter or the other Transaction Documents (including, without limitation, the exercise of rights and the performance of all obligations thereunder) including in connection with an Event of Loss, any Event of Default and terminations or any assignment thereof or subcharter thereunder, or any amendments, waivers or consents of or with respect to any thereof required by Charterer (whether or not the same shall become effective) or resulting from any Event of Default or an event, which with the giving of notice and/or the passage of time, would constitute an Event of Default, or the construction, purchase, acceptance, rejection, ownership, delivery, non-delivery, possession, use, operation, leasing, subleasing, condition, maintenance, repair, sale, return, redelivery or other disposition of, or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Vessels (including, without limitation, any claim arising out of violations of applicable laws, latent or other defects, whether or not discoverable by Shipowner, Charterer or any other Person, and any claim for patent, trademark or copyright infringement), except only that Charterer shall not be required pursuant to this Article 19 to indemnify:

(i) any Indemnified Person for loss or liability to the extent resulting from such Indemnified Person’s own gross negligence or willful misconduct, from Shipowner’s Liens, or from the inaccuracy of any representation or warranty by such Indemnified Person or the breach by such Indemnified Person of any agreement or covenant in any of the Transaction Documents;

(ii) any Indemnified Person for any liability relating to any Vessel arising out of acts or events that occur after redelivery of such Vessel in accordance with Article 13 of the Demise Charter (other than a redelivery pursuant to Article 15 of this Demise Charter);

(iii) claims or liabilities arising solely from any voluntary transfer or disposition of Owner Participant’s interest (other than arising in connection with an Event of Default).

(b) If any Indemnified Person shall have knowledge of any claim or liability indemnified against pursuant to Article 18 or 19 hereof, it shall give prompt written notice thereof to Charterer; provided, however, that the failure of such Indemnified Party to give such notice shall not relieve Charterer of its obligations hereunder except to the extent such failure materially adversely affects Charterer’s ability to contest such claim. Charterer may, at its expense, in good faith and by appropriate legal proceedings, contest or defend an asserted claim or liability for which it is indemnifying under Article 18 or 19 (and has acknowledged liability in writing to the relevant Indemnified Persons) so long as, in the reasonable opinion of the Indemnified Person, such defense is being diligently conducted by Persons reasonably satisfactory to the affected Indemnified Person. Settlement of any dispute or claim or action in the name of an Indemnified Person shall not be made or otherwise finalized without such Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld.

(c) All amounts payable by Charterer pursuant to Articles 17, 18 and 19 shall be payable directly to the parties entitled to be indemnified. Except as otherwise expressly provided herein, all the indemnities contained in Articles 17, 18 and 19 shall continue in full force and effect notwithstanding the expiration of the Charter Period or other termination of this Demise Charter and are expressly made for the benefit of, and shall be enforceable by, each Indemnified Person.

ARTICLE 20

Miscellaneous

(a) Shipowner and Charterer severally agree to perform or cause to be performed such action, and to execute, deliver or furnish or to cause to be executed, delivered or furnished, all such further assurances, certificates, opinions and other documents necessary or proper to carry out this Demise Charter.

(b) No change in, or modification of, this Demise Charter or any Schedule hereto shall be effective unless agreed in writing by the parties hereto.

(c) The invalidity of any provision of this Demise Charter shall not affect the remainder hereof, which shall in such event be construed as if such invalid provision had not been inserted.

(d) The table of contents and headings of this Demise Charter are for purposes of convenient reference only, and shall in no way limit or otherwise affect any of the terms or provisions hereof.

(e) Subject to the provisions of Article 14, the terms of this Demise Charter shall be binding upon, and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(f) All interest payments to be computed under this Demise Charter shall be computed on the basis of a 360-day year of twelve 30-day months.

(g) This Demise Charter shall be construed and enforced in accordance with and governed by the general maritime law of the United States and, insofar as applicable, the internal laws of the State of New York

(h) All amounts payable hereunder by Charterer to Shipowner shall be paid in Dollars in immediately available funds directly to, or as otherwise requested in writing (including to such bank account as may be specified) by, Shipowner. All amounts payable by Charterer hereunder not paid when due shall bear interest at the Default Interest Rate unless otherwise specified herein.

(i) CHARTERER AND SHIPOWNER EACH HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS DEMISE CHARTER MAY BE INSTITUTED OR BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS DEMISE CHARTER, EACH OF THE SHIPOWNER AND THE CHARTERER HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT, AND TO ALL PROCEEDINGS IN SUCH COURT. EACH OF SHIPOWNER AND CHARTERER IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND/OR LEGAL PROCESS BY REGISTERED OR CERTIFIED UNITED STATES MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SET FORTH IN ARTICLE 21 HEREOF, SUCH METHOD OF SERVICE TO CONSTITUTE, IN EVERY RESPECT, SUFFICIENT AND EFFECTIVE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING. NOTHING IN THIS DEMISE CHARTER

SHALL AFFECT THE RIGHT OF SHIPOWNER OR CHARTERER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF SHIPOWNER OR CHARTERER TO BRING ACTIONS, SUITS OR PROCEEDINGS WHETHER IN REM, IN PERSONAM, IN LAW, EQUITY, ADMIRALTY OR OTHERWISE IN THE COURTS OF ANY OTHER JURISDICTION. EACH OF CHARTERER AND SHIPOWNER FURTHER AGREES THAT A FINAL JUDGMENT AGAINST IT IN ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA, BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF THE LIABILITY.

(j) SHIPOWNER AND CHARTERER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(k) This Demise Charter is not a personal contract. Shipowner and Charterer shall have the benefit of all limitations of, and exemptions from, liability accorded to the owner or chartered owner of vessels by any statute or rule of law for the time being in force.

(l) It is the intent of the parties to this Demise Charter that it will be a true lease and not a “conditional sale” and that Shipowner shall at all times be considered to be the owner of the Vessels which is the subject of this Demise Charter for the purposes of all federal, state, city and local income taxes or for franchise taxes measured by net income, and that this Demise Charter conveys to Charterer no right, title or interest in the Vessels except as Charterer (provided that Charterer shall have no liability to Shipowner by virtue of this Article 20(l)).

(m) It is understood and agreed that the Trust Company is entering into this Demise Charter solely in its capacity as Trustee under the Trust Agreement and that all of the representations, warranties, undertakings and agreements of, by and for the purpose of binding Shipowner are not the responsibility of the Trust Company individually but are intended solely for the purpose of binding the Trust and that the Trust Company shall not be liable or accountable in its individual capacity in any circumstances whatsoever except as otherwise expressly provided in the Agreement or in the Trust Agreement. It is further agreed that all Persons having any claims against Shipowner as a result of this Demise Charter or transactions contemplated hereby shall look solely to the Trust Estate for satisfaction thereof, except as provided in the first sentence of this subparagraph. It is also understood and agreed that, absent written instructions from Owner Participant pursuant to the Trust Agreement, Shipowner shall not be under any obligation to exercise any of the permissive rights or powers granted to it under this Demise Charter.

(n) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

ARTICLE 21

Notices

All notices and other communications hereunder shall be in writing and shall, unless otherwise provided herein, be (i) delivered or mailed postage prepaid, (ii) personally delivered, (iii) sent by telecopy (confirmed by personal delivery, mail or overnight courier) or (iv) sent by overnight courier, and addressed as follows:

To Shipowner:

STATE STREET BANK AND TRUST COMPANY OF

CONNECTICUT, NATIONAL ASSOCIATION, as trustee of the

GTC Connecticut Statutory Trust

Goodwin Square

225 Asylum Street

Hartford, Connecticut 06103

Attention: Corporate Trust Department

Telecopy: 860 244-1889

with copies to:

FLEET CAPITAL CORPORATION

Fleet Capital Leasing

50 Kennedy Plaza

5th Floor

Providence, Rhode Island 02903

Attention: Senior Credit Officer

Telecopy: 401 278-3139

To Charterer:

GULFCOAST TRANSIT COMPANY

702 North Franklin Street

Tampa, Florida 33602

Attention: Secretary

Telecopy: (813) 228-1328

with a copy to:

TECO ENERGY, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Telecopy: (813) 228-4811

or, as to each party, at such other address as shall be designated by such party in a written notice to the other Person named above. All notices and demands shall be effective upon receipt.

[The signature page follows]

IN WITNESS WHEREOF, the parties have caused this Demise Charter to be signed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee of the GTC Connecticut Statutory Trust

By:
Name:
Title:

GULFCOAST TRANSIT COMPANY

By:
Name:
Title:

SCHEDULE A

Definitions

“ABS” shall mean the American Bureau of Shipping or any successor organization.

“Adjustment Factor” shall mean the percentage adjustment calculated, upward or downward, by multiplying the Adjustment Factor Percentage for each one basis point (.01%) corresponding change in the Relevant Treasury Rate from the Reference Rate.

“Adjustment Factor Percentage” shall mean the number 0.003272 expressed as a percentage.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with another Person. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” shall mean that certain Agreement to Acquire and Charter dated as of December 21, 2001 by and among Shipowner, Owner Participant, the Seller, Charterer and the Guarantor, providing, among other things, for the agreement of Shipowner to purchase the Vessels from the Seller and of Charterer concurrently therewith to enter into the Demise Charter and to accept delivery of the Vessels from Shipowner under the Demise Charter.

“Appraisal Procedure” means the procedure specified in the succeeding sentences for determining an amount or value hereunder. The parties shall consult for the purpose of determining such amount or value by mutual agreement. In the absence of such agreement after thirty (30) days, either party may give written notice to the other requesting determination of such amount or value by appraisal and in such event the parties shall consult for the purpose of appointing a mutually acceptable qualified independent appraiser (which shall include the Appraiser). If the parties are unable to agree on an appraiser within twenty (20) days of the giving of such notice, such amount or value shall be determined by each of two independent appraisers, one of whom shall be selected by Charterer and the other of whom shall be selected by Shipowner, on or before the twenty-first (21st) day following the giving of such notice. If the determination made by the appraiser reaching the greater value does not exceed the lower value by more than ten percent of the lower value, the two values shall be averaged and such determination shall constitute the determination of the appraisers. If such excess shall be greater than ten percent of the lower value, a third appraiser shall be selected by the two appraisers or by the Society of Maritime Arbitrators, Inc., if the other two are unable to agree upon a third appraiser within ten days. The third appraiser shall make his determination within fifteen (15) days of his appointment. Of the three appraisals, the determination of the appraiser which differs most from the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the appraisers.

“Appraiser” shall mean ABS Consulting Ltd.

“Assignments” shall mean the Demise Charter Assignment and the Insurances Assignment.

“Base Rental Factor” shall mean the percentage set forth in the column entitled “Total Base Rental Factor” in Schedule C to the Demise Charter for the relevant Basic Hire Payment Date.

“Basic Hire” with respect to any Vessel shall mean payments of charter hire under the Demise Charter payable on each Basic Hire Payment Date, each in an amount equal to Lessor’s Cost of such Vessel multiplied by the Base Rental Factor applicable to such Basic Hire Payment Date; provided, however, that (i) if Charterer does not exercise the early termination option with respect to the Vessels pursuant to Article 10(a) of the Demise Charter, Basic Hire shall then be reset as provided in Article 10(b) of the Demise Charter to an amount equal to Lessor’s Cost multiplied by the Remaining Rental Factor, and (ii) if Charterer exercises its option to renew in Article 16 of the Demise Charter, Basic Hire for such renewal term shall be determined in accordance with Article 16.

“Basic Hire Payment Date” shall mean each Basic Hire Payment Date set forth in Schedule C to the Demise Charter; provided, however, that if a Basic Hire Payment Date is not a Business Day, the Basic Hire payable by Charterer on such Basic Hire Payment Date shall be made at the opening of business on the next following Business Day.

“Business Day” shall mean a day which is not a Saturday, Sunday, or other day on which banking institutions doing business in Providence, Rhode Island, New York, New York or Tampa, Florida, are authorized or obligated by law or required by executive order to remain closed.

“Certificate of Delivery And Acceptance” shall mean that certain Certificate substantially in the form of Exhibit B to the Agreement whereby (i) Charterer accepts delivery of the Vessels from Seller on behalf of Shipowner under the Agreement, and (ii) Charterer irrevocably and unconditionally accepts delivery of the Vessels under the Demise Charter.

“Charter Hire” shall mean Basic Hire and Supplemental Hire.

“Charter Period” shall mean the Term plus a period of time, if any, reasonably required to effect Redelivery (including the time necessary to remove any Severable Modifications to which Charterer has title pursuant to Article 6(c)(i)); provided, however, that the Charter Period shall not exceed the Term by more than fifteen (15) days, absent force majeure.

“Charterer” shall mean Gulfcoast Transit Company, a Florida corporation, together with its permitted successors and assigns under the Demise Charter.

“Classification Society” shall mean the recognized classification society which at any time is designated for purposes of surveying the Vessels and is acceptable to Shipowner, and may include ABS and DNV, provided such classification society is at the time a member of the International Association of Classification Societies and approved by the USCG.

“Closing Date” shall mean the date and time on which concurrently (i) Seller delivered the Vessels to Shipowner under the Agreement at the direction of Charterer, and (ii) Shipowner shall have delivered and Charterer shall have accepted the Vessels pursuant to Article 2 of the Demise Charter, which in no event shall occur later than 5:00 p.m. EST on December 31, 2001.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated or consolidated” shall mean with reference to any term defined herein, shall mean that term as applied to the accounts of any Person and its Subsidiaries, consolidated in accordance with GAAP.

“Crew’s Wages” shall mean crew’s wages, including the wages of the master, to the extent provided by Public Law 90-293, approved April 25, 1968.

“Default Interest Rate” shall mean a variable interest rate equal to the Prime Rate plus two percent (2%) per annum.

“Delivery” shall mean the delivery of the Vessels by Shipowner to Charterer under the Demise Charter on the Closing Date, which shall be concurrent as to time and place with delivery of the Vessels from Seller to Shipowner under the Agreement.

“Demise Charter” shall mean the Demise Charter between Shipowner and Charterer, providing for the demise charter by Charterer from Shipowner of the Vessels, as originally executed or as modified, amended or supplemented in accordance with the applicable provisions thereof.

“Demise Charter Assignment” means the General Assignment of Freights, Charters and Hires from Charterer to Shipowner.

“Designated Taxes” shall have the meaning set forth in Article 2 of the Guarantee.

“DNV” shall mean Det Norske Veritas or any successor organization.

“Documentation Citizen” shall mean a corporation established under the laws of the United States or of a State thereof, whose president or other chief executive officer, by whatever title, and chairman of its board of directors are citizens of the United States, as well as any officers authorized to act in their absence or disability, and no more of its directors are non-citizens than a minority of the number necessary to constitute a quorum.

“Dollars” shall mean any coin or currency which at the time of payment is legal tender for the payment of public and private debts in the United States, and shall be represented by the sign “$”.

“Early Purchase Amount” shall mean 83.61988618% of Lessor’s Cost.

“Early Termination Date” means January 2, 2007.

“Environmental Claim” means any administrative, regulatory or judicial suit, proceeding, action, judgment, notice of violation, claim, demand, abatement order, direction, investigation, litigation or any other proceeding by any governmental authority or any other Person, based on any Environmental Law or any violation thereof, for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to environmental or natural resources, reimbursement of environmental cleanup costs, nuisance, pollution, contamination, fines, penalties, restrictions, attorneys’ fees, health effects, monitoring or any other adverse effects on the environment.

“Environmental Law” means any applicable foreign, federal, state or local statute, law (including common law), ordinance, rule, regulation, order (whether voluntary or not) relating to the environment, natural resources, or human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act, also known as the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any analogous state or local law, as such laws have been or will be amended or supplemented now or in the future, and expressly including any additional law (including common law), ordinance, rule, or regulation relating to the environment, natural resources, or human health and safety which may be enacted, pronounced or promulgated in the future.

“Environmental Lien” shall have the meaning set forth in Article 18(a) of the Demise Charter.

“Event of Default” shall mean any of the Events of Defaults specified in Article 15(a) of the Demise Charter.

“Event of Loss” shall mean any of the following events occurring during the Charter Period: (i) the actual or constructive total loss of any Vessel, which shall include damages to an extent determined in good faith by Charterer, and accepted by such Vessel’s underwriter, to make repairs uneconomical or to render such Vessel unfit for normal use or the compromised or agreed total loss (as determined in accordance with such Vessel’s Policies of Insurance) of such Vessel during the Charter Period (even though Charterer shall have been deprived of, or limited in, the use of such Vessel in any respect at the time of such loss by reason of any act or omission of Shipowner), (ii) the requisition of the title to or other compulsory acquisition of any of the Vessels otherwise than by a requisition for use of the Vessels as described in Article 12 of the

Demise Charter, or the capture, seizure, arrest (other than by reason of a claim, the failure of Charterer to discharge which, would constitute an Event of Default under the Demise Charter), detention by the operation of political or executive act or confiscation of any Vessel by any government or Persons acting or purporting to act on behalf of any government unless such Vessel be released and restored to Shipowner or Charterer, as the case may be, from such requisition, capture, seizure, arrest, detention or confiscation within ninety (90) days after the occurrence thereof, or (iii) the imposition, by governmental action, change in applicable law or change in the applicable requirements of the USCG or the Classification Society, of the obligation to make Modifications to a Vessel that (A) cost more than $1,000,000, and (B) in the reasonable good faith judgment of Charterer would be uneconomical solely as a consequence of the age and type of the Vessel; provided that Charterer as a result of such determination of economic obsolescence ceases operation of such Vessel and sells such Vessel for scrap or otherwise (in an arm’s length transaction to a non-Affiliate of Charterer). An Event of Loss shall be deemed to have occurred (w) in the event of an actual total loss of any of the Vessels, on the date of such loss; (x) in the event of a constructive total loss; (y) in the case of a compromised or agreed total loss, on the date agreed upon by underwriter; or on such ninetieth (90th) day in the case of such a requisition, capture, seizure, arrest, detention or confiscation; or (z) upon the date of sale in the case of economic obsolescence under clause (iii) above.

“Excluded Cargoes” with respect to any Vessel shall mean cargoes that are (i) Hazardous Materials, and (ii) either (A) are excluded from or would invalidate applicable insurance carried, or required by the Demise Charter to be carried, with respect to such Vessel and its operations, (B) are not permitted by such Vessel’s certificate of inspection, or (C) are liquid cargoes (including, but not limited to, petroleum, petroleum products and chemicals).

“Fair Market Bareboat Charter Value” and “Fair Market Sales Value” shall mean, respectively, the fair market value which would be realized by the owner of the Vessels for a bareboat charter or upon a sale of the Vessels, determined by the Appraisal Procedure. For purposes of this Demise Charter, fair market value shall be determined on the basis of, and shall be equal in amount to, the value which would be obtained in an arm’s length transaction between an informed and willing charterer or buyer, as the case may be, of the Vessels for use as U.S. flag vessels eligible to engage in the coastwise trade of the United States (other than a charterer or buyer currently in possession) and an informed and willing lessor or seller under no compulsion to charter or sell and, in such determination, any costs of removal from the location(s) of current use shall not be a deduction from fair market value, provided, however, that the determinations of Fair Market Bareboat Charter Value and Fair Market Sales Value for purposes of Articles 15 and 16 of the Charter shall be based upon the actual condition of the Vessels at the time of such determination and shall take into account any legal impediments to the prompt sale or chartering of such Vessels.

“Federal Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 United States Code, as amended.

“Fees, Taxes and/or Other Charges” shall mean any and all fees (including, without limitation, documentation, license and registration fees) and any and all taxes (including, without limitation, income, gross receipts, franchise, sales, use, personal property (tangible or intangible), stamp and interest equalization taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, together with any and all penalties, fines or interest thereon.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States, consistently applied.

“Guarantee” shall mean that certain Guarantee Agreement entered into between Guarantor and Shipowner dated the Closing Date.

“Guaranteed Agreement” and “Guaranteed Agreements” shall have the meanings set forth in the second recital of the Guarantee.

“Guaranteed Obligation” and “Guaranteed Obligations” shall have the meanings set forth in Section 1.1 of the Guarantee.

“Guaranteed Party” and “Guaranteed Parties” shall have the meaning set forth in the third recital of the Guarantee.

“Guarantor” shall mean TECO Energy, Inc., a Florida corporation.

“Hazardous Material” shall mean any material or substance that, whether by its nature or use, is at any time subject to regulation, or for which liability is imposed, under any Environmental Law or other applicable legal requirements, including without limitation crude petroleum, any petroleum products (whether or not refined or otherwise processed), asbestos, flammables, volatile hydrocarbons, industrial solvents, explosive or radioactive materials, hazardous wastes, toxic substances or related materials.

“Indebtedness” shall mean with respect to any Person, without duplication, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers, acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding (i) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by sixty (60) days or more or are being contested in good faith and (ii) obligations arising under construction contracts for the construction of qualified vessels substituted pursuant to the terms of the Indenture), (e) interest accrued after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (f) the maximum fixed redemption or repurchase price of preferred stock of such Person at the time of determination, (g) every obligation of the type referred to in clauses (a) through (h) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Any reference in this definition to indebtedness shall be deemed to include any renewals, extensions, refundings, amendments and modifications to any such indebtedness or any indebtedness issued in exchange for such indebtedness.

“Indemnified Persons” shall mean the Trust Company, in its individual capacity and as Trustee, the Trust, Owner Participant, and their respective Affiliates, officers, directors, agents, servants, employees, and their successors and assigns.

“Institute Warranties and Clauses” shall mean the trading warranty clauses in general use and promulgated by the American Institute of Marine Underwriters or the Institute of London Underwriters or other underwriters approved in accordance with the provisions of Article 9 of the Demise Charter, whichever is applicable with respect to the United States placed or foreign placed hull insurance.

“Insurances Assignment” shall mean that certain Assignment of Insurances whereby Charterer assigns to Shipowner all of its right, title and interest in, to, and under, all Policies of Insurance.

“Legally Eligible Designee” shall mean a Person which at the time in question is permitted by applicable United States laws and regulations to purchase and take title to the Vessels.

“Lessor’s Cost” shall mean with respect to each Vessel the fair market value of such Vessel as determined by the Appraiser, as set forth on Schedule 2 to the Agreement.

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease having substantially the same economic effect as any of the foregoing), or rights of others.

“Maritime Citizen” shall mean any Person who either (i) is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 App. U.S.C. 802, for the purpose of engaging in coastwise trade, or (ii) is a Documentation Citizen which is, or whose parent entity is, or whose parent entity has a subsidiary which is, primarily engaged in leasing or financing transactions within the meaning of 46 U.S.C. 12106(e)(1)(B).

“Material Adverse Effect” means any event or circumstance which (a) constitutes or would result in an Event of Default, or (b) materially and adversely effects (i) the assets, liabilities, financial condition or operations of an Obligor, or, if applicable, an Obligor and its Subsidiaries taken as a whole, (ii) the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party, or (iii) the condition, value, utility or operation of, or title to, any Vessel.

“Modification” means any improvement, modification, alteration or addition to any Vessel.

“Non-Severable Modification” means, with respect to any Vessel, any Modification that is not a Severable Modification.

“Notice” shall mean any written notice given by one Person to any other Person or Persons in the manner set forth in one or the other of the manners set forth in the Notice provisions of any applicable Transaction Document.

“Obligations” shall mean the joint and/or several obligations of the Obligors under, pursuant or relating to, the Transaction Documents.

“Obligors” shall mean Charterer and the Guarantor.

“Officer’s Certificate” shall mean, when used with respect to any corporation, a certificate signed by the chairman of the board, the managing director, any director, the president, any vice president, the secretary, or the treasurer of such corporation.

“Opinion of Counsel” shall mean the opinion of counsel to Charterer and the Guarantor addressing the matters described in Exhibit A to the Agreement.

“Option Closing Date” shall have the meaning set forth in Article 10(h) of this Demise Charter.

“Other Charter” shall mean any bareboat charter or bareboat subcharter, entered into with respect to any Vessel, other than the Demise Charter.

“Other Interested Persons” shall mean, for purposes of any policies of insurance required to be maintained on or with respect to the Vessel, (1) Owner Participant, (2) Trust Company, and (3) any other permitted charterer (individually, an “Other Interested Person”).

“Owner Participant” shall mean Fleet Capital Corporation, a Rhode Island corporation.

“Parts” means appliances, parts, instruments, appurtenances, accessories and equipment of whatever nature, whether or not constituting Modifications.

“Per Diem Rate” means a per diem rate calculated on the basis of the average of Basic Hire for the last seven (7) years of the Term.

“Permitted Liens” shall mean (1) liens for Crew’s Wages and salvage (including contract salvage), general average and damages arising out of maritime torts which are either unclaimed or covered by insurance, (2) liens incident to current operations and not more than thirty (30) days past due unless same is being contested in good faith by Charterer and Charterer has set aside adequate reserves in accordance with GAAP with respect to same, (3) liens for wages of stevedores when employed directly by the Vessels, Charterer, or the master(s) of the Vessels, (4) liens covered by insurance and any deductible applicable thereto, (5) the Charters Assignment and the Insurances Assignment, (6) liens for repairs or for changes made in the Vessels to comply with law, the requirements of the Vessels’ classification society in order to maintain their class as required by Article 4 of the Demise Charter, or in accordance with Article 6 of the Demise Charter, provided that any liens permitted by this clause (6) shall be discharged in the ordinary course of business of Charterer and in any event shall secure claims not more than thirty (30) days past due unless same is being contested in good faith by Charterer and Charterer has set aside adequate reserves in accordance with GAAP with respect to same, and (7) the encumbrances, if any, constituted by the Demise Charter.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plans and Specifications” shall mean the plans and specifications for the Vessels furnished by Seller to Owner Participant.

“Policies of Insurance” and “Policies” shall mean all cover notes, binders, policies of insurance and certificates of entry in protection and indemnity associations, clubs or syndicates with respect to the Vessels including all endorsements and riders to any thereof.

“Prime Rate” shall mean the interest rate announced from time to time by Fleet National Bank as its prime rate, notwithstanding the fact that such bank may regularly make loans at rates of interest less than such prime rate.

“Redelivery” shall mean redelivery of the Vessels by Charterer to Shipowner upon the termination of the Charter Period free and clear of all liens, encumbrances and rights of others for which Charterer is responsible under the terms of the Demise Charter and in all respects in the condition required by the Demise Charter, and the term “Redelivered” shall have a meaning correlative to the foregoing. The term “Redelivery” shall include retaking of the Vessels in accordance with Article 15(b)(i) of the Demise Charter.

“Reference Rate” shall mean 3.12%.

“Relevant Treasury Rate” shall mean the Treasury Constant Maturity rate for a 2-year period, as published in the Selected Interest Rates table of Federal Reserve statistical release H.15(519) (or similar successor publication) in effect thirty (30) days prior to the Early Termination Date.

“Remaining Rental Factor” shall mean the Base Rental Factor, adjusted (upward or downward) by the Adjustment Factor.

“Request” shall mean a written request to a Person for the action therein specified, signed when made by any Person by the chairman of the board, the president, any vice president, the secretary, or the treasurer of such Person.

“Responsible Officer” shall mean with respect to any Person the chairman of the board, the president, any vice president, the secretary, or treasurer of such Person, and with respect to the Trust Company or the Trustee, means any officer in its corporate trust administration department.

“Sales Value” means with respect to any Vessel 45.34125% of Lessor’s Cost of such Vessel.

“Seller” means Gulfcoast Transit Company, a Florida corporation, as owner (prior to the Closing Date) and seller of the Vessels.

“Severable Modification” shall mean any Modification (i) the cost of which was not included in Lessor’s Cost, and (ii) that can be readily removed from any of the Vessels (or any part thereof) without causing damage to or diminishment of the value, utility or remaining useful life of such Vessel.

“Shipowner” shall mean the Trust, acting by and through the Trust Company, not in its individual capacity but solely as Trustee under the Trust Agreement, together with its permitted successors and assigns.

“Shipowner’s Liens” shall mean Liens arising solely as the result of Owner Participant’s or Shipowner’s acts or omissions (other than acts or omissions for which Shipowner or Owner Participant is indemnified pursuant to the terms of the Transaction Documents) or of claims or demands against Owner Participant or Shipowner unrelated to (i) Shipowner’s ownership of the Vessels, (ii) the administration of the Trust Estate, or (iii) the transactions contemplated by the Transaction Documents.

“Shipping Act” shall mean the Shipping Act, 1916, as at any time amended, Title 46, United States Code, §801 et seq., or any successor statute thereto.

“Stipulated Loss Value” with respect to any Vessel shall mean at any date during the Term, if such date is a Basic Hire Payment Date, the amount determined by multiplying Lessor’s Cost for such Vessel times the percentage set forth opposite such date under the heading “Stipulated Loss Value” on Schedule B and if such date is not a Basic Hire Payment Date the percentage set forth opposite the date next preceding such date under the heading “Stipulated Loss Value” on Schedule B, plus interest at the Default Rate on such amount from such date to the date of payment of Stipulated Loss Value (and each reference in the Demise Charter to Stipulated Loss Value calculated as of a particular date shall be deemed to include such interest factor to the date of payment).

“Subsidiary” shall mean any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding voting stock or shall otherwise have a majority interest therein.

“Supplemental Hire” shall mean all amounts at any time payable to Shipowner under or pursuant to the terms of the Demise Charter other than Basic Hire, including, without limitation, interest on late payments, payments on accounts of indemnities, legal fees, expenses of investigation, out-of-pocket expenses, the fees and expenses of the Trust Company, and all other amounts of whatsoever kind and nature payable under, pursuant to, or by reason of the Demise Charter or any provision thereof, but excluding Basic Hire.

“Tangible Net Worth” for any Person, shall mean the shareholder’s equity of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Tax Indemnity Agreement” shall mean the Tax Indemnity Agreement dated as of December 21, 2001 between Charterer and Owner Participant.

“Taxes” shall have the meaning set forth in Article 17 of the Demise Charter.

“Term” shall mean a period commencing with the Closing Date, and ending on the twelfth (12th) anniversary of the Closing Date, or, if Charterer has exercised its option to renew in Article 16, on the last day of such renewal term, provided, however, that the Term shall end prior to said day in the event of a termination thereof in accordance with Articles 10, 11 or 15 of the Demise Charter.

“Todd Shipyards Lien” shall mean a maritime lien on the MARY TURNER, Official No. 646730, filed on October 9, 1985 in favor of Todd Shipyards Corporation in the amount of $160,000.

“Transaction Costs” shall have the meaning set forth in Section 6.1 of the Agreement.

“Transaction Documents” shall mean the Agreement, the Demise Charter, the Guarantee, the Tax Indemnity Agreement, the Assignments, the Certificate of Delivery and Acceptance, the Bills of Sale, including any and all schedules and exhibits thereto, and all other certificates, affidavits, applications, agreements, writings and documents in any way pertaining to any of the transactions referred to in the foregoing enumerated documents, and “Transaction Document” shall mean any of the foregoing.

“Transaction Event of Default” shall mean any of the “Transaction Events of Default” specified in Section 5.7 of the Agreement

“Trust” shall mean the GTC CONNECTICUT STATUTORY TRUST, a Connecticut statutory trust created by and existing pursuant to the Trust Agreement.

“Trust Agreement” shall mean the Amended and Restated Trust Agreement dated as of December 21, 2001, between Owner Participant and the Trust Company.

“Trust Company” shall mean State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity.

“Trust Estate” shall have the meaning assigned to that term in the Trust Agreement.

“Trustee” shall mean the Trust Company, not in its individual capacity but solely as trustee of the Trust.

“USC” shall mean the United States Code.

“USCG” shall mean the United States Coast Guard, Department of Transportation, or any successor agency thereto.

“Vessels” or “Vessel” shall mean the following United States flag dry-bulk cargo marine transportation vessels:

(i)	the BARBARA KESSEL, a 7,200 horsepower integrated blue-water tug-barge unit, built in 1977, Official No. 583310;

(ii)	the GAYLE EUSTACE, a 36,686 short-ton cargo capacity integrated blue-water barge, built in 1977, Official No. 587045;

(iii)	the PEGGY PALMER, a 37,700 short-ton cargo capacity blue-water barge, built in 1981, Official No. 641530;

(iv)	the MARY TURNER, a 42,800 short-ton cargo capacity blue-water barge, built in 1982, Official No. 646730;

or each or any such vessel as the context may require, and in each case shall include, subject to Sections 5(c), 6(b) and 6(c) of the Demise Charter, all of their engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, gear, furnishings, appliances, fittings and spare and replacement parts and all other appurtenances to said vessels appertaining or belonging, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements hereafter made in or to said vessels or any part thereof, including all items and appurtenances as aforesaid. If the Demise Charter terminates with respect to any such vessel upon the occurrence of an Event of Loss and payment to Shipowner of all amounts due with respect to such vessel as a result of such Event of Loss pursuant to Article 11(a) of the Demise Charter, such vessel shall thereafter be excluded from the definition of “Vessels” or “Vessel”, as the case may be.

SCHEDULE B

Schedule of Stipulated Loss Values

	Basic Hire Payment Date	Stipulated Loss Value Expressed as a Percentage of Lessor’s Cost
1.	December 21, 2001	102.00000000
2.	March 21, 2002	103.76504347
3.	July 2, 2002	106.12371837
4.	January 2, 2003	101.83586979
5.	July 2, 2003	105.11002171
6.	January 2, 2004	98.40702270
7.	July 2, 2004	101.40426217
8.	January 2, 2005	94.44072383
9.	July 2, 2005	97.18930380
10.	January 2, 2006	89.98953523
11.	July 2, 2006	92.51073968
12.	January 2, 2007	85.09291646
13.	July 2, 2007	74.79762102
14.	January 2, 2008	76.75407531
15.	July 2, 2008	66.12322938
16.	January 2, 2009	67.79363741
17.	July 2, 2009	56.87048546
18.	January 2, 2010	58.24219074
19.	July 2, 2010	47.01379930
20.	January 2, 2011	48.07358532
21.	July 2, 2011	36.53421869
22.	January 2, 2012	37.30164056
23.	July 2, 2012	25.80997705
24.	January 2, 2013	26.32791374
25.	July 2, 2013	18.93733410
26.	December 21, 2013	17.50000000

SCHEDULE C

Schedule of Base Rental Factors

(Expressed as a Percentage of Lessor’s Costs)

	Basic Hire Payment Date	Advance Rental Factor	Arrears Rental Factor	Total Base Rental Factor
1.	December 21, 2001	0.00000000	0.00000000	0.00000000
2.	March 21, 2002	0.00000000	0.00000000	0.00000000
3.	July 2, 2002	0.00000000	0.00000000	0.00000000
4.	January 2, 2003	0.00000000	7.82218048	7.82218048
5.	July 2, 2003	0.00000000	0.00000000	0.00000000
6.	January 2, 2004	0.00000000	10.01338986	10.01338986
7.	July 2, 2004	0.00000000	0.00000000	0.00000000
8.	January 2, 2005	0.00000000	10.01338986	10.01338986
9.	July 2, 2005	0.00000000	0.00000000	0.00000000
10.	January 2, 2006	0.00000000	10.01338986	10.01338986
11.	July 2, 2006	0.00000000	0.00000000	0.00000000
12.	January 2, 2007	12.16807908	10.01338986	22.18146894
13.	July 2, 2007	0.00000000	0.00000000	0.00000000
14.	January 2, 2008	12.22370902	0.00000000	12.22370902
15.	July 2, 2008	0.00000000	0.00000000	0.00000000
16.	January 2, 2009	12.22370902	0.00000000	12.22370902
17.	July 2, 2009	0.00000000	0.00000000	0.00000000
18.	January 2, 2010	12.22370902	0.00000000	12.22370902
19.	July 2, 2010	0.00000000	0.00000000	0.00000000
20.	January 2, 2011	12.22370902	0.00000000	12.22370902
21.	July 2, 2011	0.00000000	0.00000000	0.00000000
22.	January 2, 2012	11.90937730	0.00000000	11.90937730
23.	July 2, 2012	0.00000000	0.00000000	0.00000000
24.	January 2, 2013	5.79946240	0.00000000	5.79946240
25.	July 2, 2013	0.00000000	2.02380989	2.02380989
26.	December 21, 2013	0.00000000	1.90013262	1.90013262

		78.77175486	51.79968243	130.57143729